As filed with the Securities and Exchange Commission on June 23, 1997


                                                  SEC Registration No. 333-23891

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   ----------


                               AMENDMENT NO. 2 TO

                        FORM SB-2 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                ASHA CORPORATION
                 (Name of Small Business Issuer in its Charter)

          Delaware                       3714                   84-1016459
(State or Other Jurisdiction (Primary Standard Industrial      (IRS Employer
    of Incorporation)         Classification Code Number) Identification Number)

                                   ----------

                                600 C Ward Drive
                         Santa Barbara, California 93111
                                 (805) 683-2331
              (Address and Telephone Number of Principal Executive
                    Offices and Principal Place of Business)

                          John C. McCormack, President
                                600 C Ward Drive
                         Santa Barbara, California 93111
                                 (805) 683-2331
            (Name, Address and Telephone Number of Agent for Service)

                                   ----------

                                   Copies to:

           Jon D. Sawyer, Esq.                       Kenneth S. Rose, Esq.
Krys Boyle Freedman Scott & Sawyer, P.C.      Morse, Zelnick, Rose & Lander, LLP
 600 17th Street, Suite 2700 South Tower          450 Park Avenue, Suite 902
      Denver, Colorado  80202-5427                 New York, New York  10022
             (303) 893-2300                             (212) 838-5030
          (303) 893-2882 - FAX                       (212) 838-9190 - FAX

                                   ----------

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                         Proposed          Proposed
                                          Amount          Maximum           Maximum           Amount of
  Title of Each Class of                   to Be      Offering Price       Aggregate        Registration
Securities to Be Registered             Registered      Per Unit(1)      Offering Price          Fee
--------------------------------------------------------------------------------------------------------
Common Stock, $.00001 Par Value       1,415,385(2)       $4.875(3)        $6,900,000          $2,090.91
                                         Shares         Per Share
--------------------------------------------------------------------------------------------------------
Common Stock, $.00001 Par Value(4)       83,040          $4.875(3)        $  404,820          $  122.67
                                         Shares         Per Share
--------------------------------------------------------------------------------------------------------
Underwriter's Warrants(5)                    --              --           $        5          $     .01
--------------------------------------------------------------------------------------------------------
Common Stock, $.00001 Par Value(6)      123,077           $5.85           $  720,000          $  218.18
                                         Shares         Per Share
--------------------------------------------------------------------------------------------------------
                                                         Total            $8,024,825          $2,431.77
========================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Includes 184,615 Shares that may be purchased by H.J. Meyers & Co., Inc. (the "Underwriter"), in whole or in part, to cover overallotments, if any.
(3) Estimated based on the average of the closing bid and ask quotations on the OTC Bulletin Board on March 19, 1997.
(4)  To be offered by Selling Shareholders.
(5)  To be issued to the Underwriter.
(6)  Issuable upon exercise of the Underwriter's Warrants.

     Pursuant to Rule 416, there are also being registered such additional shares of Common Stock, $.00001 par value, as may become issuable in accordance with the anti-dilution provisions of the Underwriter's Warrants.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED June 23, 1997


PROSPECTUS


                                ASHA CORPORATION

                        _________Shares of Common Stock


     The _______ shares of common stock (the "Common Stock") offered hereby are being sold by ASHA Corporation (the "Company"). The Common Stock is traded on The OTC Bulletin Board under the symbol "ASHA." The Company has applied to list the Common Stock on The Nasdaq SmallCap Market under the symbol "ASHA." On June__, 1997, the closing bid and ask prices for the Common Stock were $____ and $____ per share, respectively. The number of shares to be offered will be determined by dividing $5 million by the offering price. The offering price of the Common Stock will be determined by negotiations between the Company and H.J. Meyers & Co., Inc. (the "Representative") based upon the then current market price for the Common Stock, the Company's financial condition, estimates of its business potential, liquidity for the Common Stock, and general market conditions immediately preceding the date of this Prospectus. See "PRICE RANGE OF COMMON STOCK" and "UNDERWRITING." Concurrently with this offering, the Company is registering for resale, from time to time, an additional 83,040 shares of Common Stock held by certain Selling Shareholders. See "CONCURRENT OFFERING."

                                   ----------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE ENTIRE LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                           Price to        Underwriting      Proceeds to
                            Public         Discounts (1)     Company (2)
--------------------------------------------------------------------------------
Per Share............     $                 $                $
--------------------------------------------------------------------------------

Total (3) ...........     $5,000,000        $500,000         $4,500,000

================================================================================


(1) Does not include additional compensation to be received by the Representative in the form of (i) a nonaccountable expense allowance of 3% of the gross proceeds of the offering (including proceeds from the exercise of the Representative's over-allotment option discussed below in footnote
     (3); (ii) a warrant to purchase up to _______ Shares at $____ per Share, exercisable over a period of four years commencing one year from the date of this Prospectus (the "Representative's Warrant"); and (iii) a $60,000 fee pursuant to a financial consulting agreement. The Company has also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "UNDERWRITING."

(2)  Before deducting estimated expenses payable by the Company of $370,000.

(3) The Company has granted the Representative an over-allotment option, exercisable within 30 business days of the date of this Prospectus, to purchase up to ______ additional Shares on the same terms and conditions as set forth above. If all such Shares are purchased by the Representative, the total Price to Public will be $5,750,000, the total Underwriting Discount will be $575,000, and the total Proceeds to Company will be $5,175,000. See "UNDERWRITING."


                                   ----------

     The Shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject orders in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of certificates for the securities will be made at the offices of H.J. Meyers & Co., Inc., 1895 Mt. Hope Avenue, Rochester, New York 14620, on or about ______, 1997.

                            H.J. MEYERS & CO., INC.

                The date of this Prospectus is __________, 1997.

                               [GRAPHIC OMITTED]

Artist's renderings of three different views of the taxi being developed by ASHA/Taisun PTE. LTD, a joint venture between the Company and Taisun Automotive PTE. LTD.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SMALLCAP MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.

                                  THE COMPANY

     ASHA Corporation (the "Company" or "ASHA") is an innovative engineering research and development company serving the global automotive and vehicular industries. The Company is currently exploiting two proprietary technologies which it has developed and patented, its GERODISC traction control system, and a commercially feasible manufacturing process for modularly-based vehicles for production and use in third world countries.


     GERODISC is an automatic hydro-mechanical traction control device which limits a vehicle's wheel spin and improves its traction and handling. GERODISC is the only technology known to the Company that is compatible with all cars, vans, sports utility vehicles and trucks and can be used on all four types of vehicle platforms: front-wheel drive, rear-wheel drive, four-wheel drive and all-wheel drive. Management believes that, based on the testing it has conducted, GERODISC is superior to any other competing technology currently marketed, including electronic traction control. GERODISC has been and is being tested by the three major US automobile manufacturers and most major European automobile manufacturers for use in future model designs. Two of the Company's licensees (New Venture Gear, Inc. and Dana Corporation) have advised the Company that they have received production orders from a major U.S. automotive manufacturer which plans to incorporate GERODISC units in both axles and the transfer case of two of its most popular four wheel drive models for the 1999 model year. Actual production is scheduled to commence in July 1998. See "BUSINESS -- New Venture Gear, Inc. License Agreement" and "Note 12 to the Financial Statements -- License Agreement."


     The Company has developed an innovative technology for building and assembling vehicles which requires significantly reduced levels of tooling, assembly and manufacturing costs, greatly reducing initial capital expenditures. This technology, known as the "ASHA Body Concept" ("ABC"), has been targeted for use in third world countries to facilitate the production of limited quantities of vehicles while achieving the cost savings normally associated with the economies of scale of mass production. Two key components of this manufacturing process involve the use of thin wall stainless steel tubing for the frame and the use of a space-age composite fiber material for the body. In July 1994, the Company established a joint venture relationship with a Singapore-based manufacturing company to exploit the ABC technology in the China and Southeast Asian markets. In furtherance of this joint venture, the Company recently completed its first pre-production prototype of an ABC vehicle which has successfully undergone extensive road testing, chassis rigidity testing, handling evaluation, suspension evaluation and heat testing. Based upon these results, pre-production tooling has commenced at the joint venture's manufacturing and production facility in Jiaxing City, China. The Company expects that 100 pre-production ABC vehicles will be produced in China by the end of 1997.

     The Company's strategy is to maximize GERODISC's penetration of the worldwide automobile and vehicle markets through licensing arrangements which provide royalty revenue. In addition, the Company intends to exploit the world-wide market for the ABC production system through joint venture and license arrangements primarily in third-world countries. Further, the Company intends to continue to develop products for the world-wide automobile and vehicle markets through its continuing research and development activities.


     The Company does not manufacture GERODISC units for other than prototype purposes. The Company licenses the manufacture of the GERODISC units to Tier One suppliers to the automotive original equipment manufacturers (OEM's) and in some cases may license OEM's on a direct basis. The Company has licensed the largest axle manufacturer (Dana Corporation), the largest transfer case manufacturer (New Venture Gear, Inc.); Steyr-Daimler-Puch, a leading European Tier One supplier and the American Axle Corporation has options on three licenses. License negotiations, for various applications and geographic areas are ongoing. Royalties commence with the start of production by a Licensee. To date, the Company has received no royalties. The first such production is scheduled to commence in July 1998.


     The Company was formed under the laws of the State of Delaware on January 28, 1986. The Company's principal executive offices are located at 600 C Ward Drive, Santa Barbara, California 93111, and its telephone number is (805) 683-2331.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  THE OFFERING

Securities Offered.......................   _______  Shares of Common Stock
Common Stock Outstanding
  Prior to this Offering.................   7,179,795 Shares
Common Stock to be Outstanding
  After this Offering....................   ________ Shares(1)

Use of Proceeds..........................   To  repay  bridge  financing  notes,
                                                marketing      of      GERODISC,
                                                additional  investments  in  the
                                                ASHA-TAISUN  Joint Venture,  and
                                                working  capital.  See  "USE  OF
                                                PROCEEDS"   and    "MANAGEMENT'S
                                                DISCUSSION AND ANALYSIS."

Risk Factors.............................  Investment  in   the   Common   Stock
                                                involves  a high  degree of risk
                                                and    immediate     substantial
                                                dilution. See "RISK FACTORS" and
                                                "DILUTION."

Proposed Nasdaq Small-Cap
  Market Symbol..........................   ASHA

----------
(1) Excludes 675,556 shares issuable under outstanding stock options and warrants, and _____ shares issuable upon the exercise of the Representative's Warrant. See "MANAGEMENT -- Stock Option Plan," "DESCRIPTION OF SECURITIES" and "UNDERWRITING."

                             SUMMARY FINANCIAL DATA

     The following table sets forth certain selected financial data with respect to the Company, which has been extracted from financial statements and is qualified in its entirety by reference to the financial statements and notes thereto included in this Prospectus.

Balance Sheet Data:
                                          At September 30,          At March 31,
                                        ---------------------           1997
                                        1995            1996         (Unaudited)
                                        -----           -----      -------------
Current Assets..................     $1,725,072      $1,415,903      $1,440,930

Total Assets....................     $3,131,526      $2,219,874      $3,303,051

Current Liabilities.............     $  332,355      $  486,247      $1,811,469
Working Capital.................     $1,392,717      $  929,656      $ (370,539)
Long-Term Debt..................     $     --        $     --        $     --
Shareholders' Equity............     $2,799,171      $1,733,627      $1,491,582

Statement of Operations Data:

                                                           For the Six Months
                               For the Year Ended            Ended March 31,
                                   September 30,        ------------------------
                            -------------------------      1996         1997
                               1995         1996        (Unaudited)  (Unaudited)
                               -----        -----       ----------   -----------
Revenues................    $4,435,956   $ 1,710,898    $1,466,953   $1,172,095
Operating Expenses......     2,491,548     2,750,536     1,483,482    1,268,213

Other Income (Expense)..     (371,648)      (771,884)       12,849     (427,817)

Net Income (Loss).......     1,531,333    (1,812,322)      (17,180)    (523,935)
Net Income (Loss)
  Per Common Share .....    $      .22   $      (.26)          --          (.07)

                         NOTICE TO CALIFORNIA INVESTORS


     Common Stock sold pursuant to this Offering may only be sold to California residents who (1) have a gross annual income, during 1996 and estimated for 1997, of $65,000 or more from all sources plus a liquid net worth (excluding home, furnishings and automobiles) of $150,000 or more, or (2) have a liquid net worth (excluding home, furnishings and automobiles) of $250,000 or more. Each California resident purchasing Common Stock offered hereby will be required to execute a representation that it comes within one of the aforementioned categories.


--------------------------------------------------------------------------------

                                  RISK FACTORS

     The securities offered hereby represent a speculative investment and involve a high degree of risk of a loss of part or all of the investment. Therefore, prospective investors should read this entire Prospectus and carefully  consider  the  following  risk  factors  in  addition  to  the  other
information  set  forth  elsewhere  in  this  Prospectus   prior  to  making  an
investment.

     1. Accumulated Deficit; Operating Losses. As of March 31, 1997, the Company had an accumulated deficit since inception of approximately $4,634,928. The Company reported a net loss of $1,812,322 for the fiscal year ended September 30, 1996, and a net loss of $523,935 for the six months ended March 31, 1997. There can be no assurance that the Company will be profitable in the future. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     2. Success Dependent on Management and Brian Chang. Alain Clenet, Jack McCormack and certain other executive officers have been primarily responsible for the development and expansion of the Company's business, and Brian Chang, the President of the Taisun Automotive PTE LTD, has been primarily responsible for the development of the Company's Chinese joint venture. The loss of the services of any one or more of these individuals could have a material adverse effect on the Company. The Company has employment agreements with Alain Clenet, Jack McCormack and Ken Black, and the Company maintains a $2,000,000 key man life insurance policy on Mr. Clenet and a $1,000,000 key man life insurance policy on Mr. McCormack. See "MANAGEMENT."

     3. Variability of Quarterly Operations. Results of the Company's operations have fluctuated significantly in the past and are likely to continue to fluctuate significantly in future periods as a result of several factors, including, but not limited to: (i) lack of any royalty revenue related to sales of vehicles which have GERODISC traction control systems; (ii) uncertainties associated with signing new license or option agreements relating to GERODISC;
(iii) the long lead time it typically takes large automobile manufacturers to commit to a new technology; and (iv) the long lead time it takes to incorporate a new technology into an automobile production line. In addition, the Company believes that the potential for new GERODISC option or license agreements, and the potential for revenues from the world car project, all of which are difficult to predict, have the possibility of significantly increasing the Company's revenues. Accordingly, the Company's future operating results are likely to be subject to significant variability from quarter to quarter and could be adversely affected in any particular quarter. Due to the foregoing factors, it is possible that the Company's operating results may from time to time be below the expectations of public market analysts and investors. In such event, the price of the Company's securities could be adversely affected.

     4. Product Acceptance and Market Development. The market for GERODISC is still relatively new and may not develop as anticipated by the Company. The Company's success is dependent upon market acceptance of GERODISC in preference to current competing products and those that may be developed by others. There can be no assurance that GERODISC will achieve a significant level of market acceptance to result in profitable operations. The market for the Company's ABC technology is also new, and the market for the products being developed by the first joint venture utilizing this technology is new and untested. Although management believes, based on discussions with representatives for several third world countries, there is a demand for its ABC technology, there is no assurance that these or other countries will be willing to adopt this technology. There is also no assurance that the taxi product of the ASHA-TAISUN Joint Venture will achieve a significant level of market acceptance and generate profitable operations for the Joint Venture.

     5. Bureaucratic Nature of Automotive Industry. The United States is a significant market for the Company's GERODISC product, and in order to penetrate this market it is necessary to convince the major U.S. automobile manufacturers of the efficacy of the GERODISC technology. These major corporations are very bureaucratic and reluctant to adopt new technologies. The Company has been pursuing these automobile manufacturers for several years and at this point in time only one of the three has committed to use GERODISC on any of its vehicles and the first of these vehicles will not be manufactured until the late summer of 1997. The other two have tested GERODISC and are considering its use, however, no commitments have been made. There can be no assurance that these other two manufacturers will ever decide to use GERODISC.

     6. Patents and Protection of Proprietary Rights. The Company believes that GERODISC is covered by patents issued in the United States and certain foreign countries. However, there can be no assurance that any issued patent, or any patent that may issue from currently pending patent applications, will provide the Company with significant competitive advantages, or that challenges will not be instituted against the validity or enforceability of any patent which may be owned by the Company, or, if instituted, that such challenges will not be successful. The cost of litigation to uphold the validity of a patent and to prevent infringement can be substantial. Furthermore, there can be no assurance that others will not independently develop similar or more advanced technologies or design around aspects of the Company's technology. There is also a significant risk that the Company's patent rights in its ABC technology will not be protected in China where the ASHA-TAISUN Joint Venture is conducting its operations. See "BUSINESS -- Patent Rights."

     7. Competition. The business of the Company is subject to substantial competition from other companies in the automobile industry. Substantially all of such companies have significantly greater financial and technical resources than the Company.

     8. Internal Political and Other Risks of Doing Business in China. The first joint venture the Company formed for the purposes of exploiting its ABC technology (the "ASHA-TAISUN Joint Venture") has established its manufacturing facility in Jiaxing City, China. As a result, this Joint Venture's operations and assets are subject to significant political, economic, legal and other uncertainties. Changes in policies by the Chinese government resulting in changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on imports and sources of supply, current devaluations or the expropriation of private enterprise could materially adversely affect the Company. Under its current leadership, the Chinese government has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. There can be no assurance, however, that the Chinese government will continue to pursue such policies, that such policies will be successfully pursued, that such policies will not be significantly altered from time to time or that business operations in China would not become subject to the risk of nationalization, which could result in the total loss of investments in that country. Economic developments may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of an infrastructure and the potential unavailability of adequate transportation, adequate power and water supplies, satisfactory roads and communications and raw materials and parts. If for any reason the Joint Venture were required to close its manufacturing operation in China, the Company's profitability would be materially adversely affected.

     9.  Uncertain  Legal  System and  Application  of Laws in China.  The legal system of China relating to foreign investments is both new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances. China does not have a comprehensive system of laws. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate laws exist in China, it may not be possible to obtain swift and equitable enforcement of that law.

     10. Dependence on Agreements with Provincial Government. The ASHA-TAISUN Joint Venture's operations are dependent on its manufacturing operations conducted in China. Pursuant to a lease in which Zhejiang Province is the landlord, the Joint Venture occupies a manufacturing facility and a 20,000 square foot three story building in Jiaxing City in Zhejiang Province. The lease has a 50 year term. This lease is dependent on the Joint Venture's continuing good relationship with the local government. In the event of a dispute involving the lease or the Joint Venture's business activities, the current arrangement under which the Joint Venture conducts its business may be difficult to enforce in China. The Joint Venture's operations and prospects will be materially and adversely affected by the failure of the local government to honor the current lease and working arrangements.

     11. Inflation and China's Rapid Economic Growth. Over the last several years, China's economy has grown at rates which have created problems such as inflation. The Chinese government has imposed measures attempting to check inflation and to date these methods have had a limited effect but it is uncertain as to their effect in the future. The Company believes, because its Chinese operations are initially intended to involve manufacturing products for customers in China, that the current economic climate in China and efforts to curb inflation should not have a direct adverse impact on the Company's business. This could change if widespread social or political unrest results from the economic climate causing the government to take actions similar to those that were taken in 1989 which led to the student uprising in Tiananmen Square.

     12. Dependence on Single China Factory Complex; Lack of Insurance. All of the ASHA-TAISUN Joint Venture products will be manufactured at a single manufacturing facility located in Jiaxing City, China. Firefighting and disaster relief or assistance in China are primitive by Western standards. The Joint Venture does not yet have any insurance covering losses from fire, casualty and theft. Material damage to, or, the loss of, all or material portions of the factory complex due to fire, severe weather, flood, or other act of God or cause, would have a material adverse effect on the Joint Venture's financial condition and business. It is the Company's intention to obtain insurance on this facility, however, there is no assurance that such insurance can be obtained, or, if so, that it will be on reasonable terms.

     13. Possible Governmental Restrictions on Production and Marketing of Vehicles in China. The production and marketing of vehicles and the complete knock down ("CKD") kits in China will require approval of the Central Government of China. Based on a Memorandum of Understanding ("MOU") between the Central Government and Taisun Automotive Ptd. Ltd. (the Company's partner in the Singapore joint venture), Management believes that the joint venture will be able to manufacture and export CKD kits and sell CKD kits to manufacturers in other Chinese provinces. If the Central Government refused to recognize the terms of this MOU, or if sometime in the future the Central Government changed its position, the joint venture's business would be materially adversely affected.

     14. Lack of Control of Joint Venture. The first business venture formed to exploit the Company's ABC technology is ASHA/TAISUN PTE Ltd., a joint venture formed under the laws of Singapore. The Company owns 50% of the joint venture, and the joint venture owns an 85% interest in a company formed under the laws of the Peoples Republic of China. The joint venture will produce and sell in China vehicles built using the ABC technology. The Company does not exercise complete control over the joint venture and may be limited from exercising such control by local law. The Company accounts for its investments in the joint venture using the equity method, which would result in it recognizing its portion of any net losses incurred by the joint venture. Moreover, changes in foreign government regulations, political unrest or other disruptions could threaten or result in the forfeiture of the Company's investments in the joint venture or further limit the Company's involvement in its governance or access to their products.

     15. Control by Existing Management and Principal Shareholders. Following this Offering, the current executive officers, directors and principal shareholders of the Company will continue to own beneficially approximately ____% of the Company's outstanding Common Stock. Accordingly, it should be anticipated that the current executive officers, directors and principal shareholders of the Company will continue to have the ability to significantly influence the outcome of elections of the Company's directors and other matters presented to a vote of shareholders. (See "PRINCIPAL SHAREHOLDERS.")


     16. Immediate Dilution to New Investors of 85.9%. Based on an assumed offering price of $4.875 per share, purchasers of the Common Stock offered hereby will experience immediate and substantial dilution of $4.187 per share (85.9%) in the pro forma net tangible book value of the Common Stock. (See "DILUTION.")


     17. Broad Discretion by Management in Application of Proceeds. The net proceeds from this Offering have only been generally allocated by management. As a result, management will have broad discretion in the application and allocation of such proceeds. (See "USE OF PROCEEDS.")

     18. Risks Associated with Forward-Looking Statements Included in this Prospectus. This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives relating to (i) the licensing of the GERODISC technology to suppliers for the major United States and foreign automotive and vehicle manufacturers; (ii) licensing and otherwise exploiting the Company's ABC technology in third world countries; and (iii) researching and developing new technologies that can be commercially exploited. The forward-looking statements included herein are based on current expectations that involve numerous risks and uncertainties. Although the Company expects to grant additional licenses for the GERODISC technology, there can be no assurance that any additional licenses will be granted, or if granted, that they will lead to any future royalty revenues. The Company's plan and objectives relating to GERODISC are also based on the assumption that automobile and vehicle manufacturers will elect to incorporate GERODISC in their future models, that competitive conditions within the industry will not change materially or adversely, and that there will be no material adverse change in the Company's operations or business. The Company's plans and objectives relating to the ABC technology are based on assumptions that there will be a demand in third world countries for vehicles built using the ABC technology, and that the actual costs of building such vehicles using the ABC technology will be substantially lower than the costs of building vehicles using conventional manufacturing methods. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.


     19. Limited Public Market for Company's Common Stock. Although there presently exists a limited market for the Company's Common Stock, there can be no assurance that such a market can be sustained. The investment community could show little or no interest in the Company in the future. As a result, purchasers of the Company's common stock may have difficulty in selling such securities should they desire to do so.

     20. Representative's Potential Influence on the Market. The Representative does not presently make a market in the Company's Common Stock. In connection with this offering, or subsequent thereto, the Representative may commence certain market making activities, although it is under no obligation to do so. In the event the Representative commences market making activities, such activities may be discontinued at any time either in the Representative's sole discretion or in connection with applicable rules, regulations or regulatory or administrative proceeding. The discontinuance of market making activities by the Representative, if commenced, could adversely impact the market for the Company's Common Stock.

     21. Risk of Low-Priced Securities. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception for any equity security that is quoted on The Nasdaq Stock Market. If the shares of Common Stock offered hereby are removed or delisted from The Nasdaq Small Cap Market, the security may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transactions prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of purchasers in this offering to sell the Common Stock offered hereby in the secondary market.

     22. Material Amount of Common Stock Eligible for Resale. Of the 7,179,795 shares of Common Stock presently outstanding, approximately 3,528,225 shares are "restricted securities" and under certain circumstances may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Of such shares, approximately 3,463,935 shares may presently be eligible for resale under Rule 144, and 64,290 shares have been registered for resale by selling shareholders in a concurrent offering. Officers and directors of the Company, and Brian Chang, a principal shareholder, own 3,028,497 of the 3,463,935 restricted shares, and these persons have agreed not to sell (i.e., to "Lock-up") these shares for 18 months following the closing of this offering without the consent of the Representative. The Company has been advised by the Representative that it has no general policy with respect to granting releases from Lock-up agreements. The Representative may in its discretion and without notice to the public waive the Lock-up and permit any or all of such shareholders to sell all or any portion of such shareholders' Common Stock prior to the expiration of the Lock-up period. It is expected that upon exercise of the Representative's Warrant the Common Stock issued will also be freely transferable. Sales of substantial amounts of Common Stock by shareholders of the Company under Rule 144 or otherwise, or even the potential for such sales, could have a depressive effect on the market price of the Company's securities and could impair the Company's ability to raise capital through the sale of its equity securities.


     In general under Rule 144, if one year has elapsed since the acquisition of restricted shares from the Company or any affiliate of the Company, the acquiror or subsequent holder thereof is entitled to sell in any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding Common Shares or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which the notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who owns shares that have not been beneficially owned by an affiliate of the Company for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to certain of the limitations described above.


     23. Preferred Stock Authorized. The Company's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of Preferred Stock, the terms, preference, rights and restrictions of which may be established by its Board of Directors. Other companies on occasion have issued series of such preferred stock with terms, rights, preferences and restrictions that could be considered to discourage other persons from attempting to acquire control of such companies and thereby insulate incumbent management. It is possible the Company could issue shares of its Preferred Stock for such a purpose. In certain circumstances, the existence of corporate devices which would inhibit or discourage takeover attempts could have a depressant effect on the market value of the stock of a company. (See "DESCRIPTION OF SECURITIES -- Preferred Stock.")

     24. Approximately twenty-two Percent of Proceeds To Be Used to Repay Existing Debt. Approximately twenty-two percent (22%) of the net proceeds of the offering, or $900,000, will be used to repay the bridge loan which the Company received during December 1996 and January 1997. (See "USE OF PROCEEDS.")

     25. Dependence on Major Customers. During the last three years most of the Company's revenues have been derived from up front payments for GERODISC licenses and for options for GERODISC licenses, in each case from a limited number of customers. During the six months ended March 31, 1997, the $1 million license fee earned from Steyr represented 85.3% of the Company's revenues for that period. During the year ended September 30, 1996, the $1,275,000 which was received from American Axle represented 74.5% of the Company's revenues for the fiscal year, and $180,000 which was received from Steyr represented 10.5% of the revenues for the year.

                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded in the over-the-counter market and quotations are carried on the OTC Bulletin Board under the symbol "ASHA." The following table sets forth the high and low bid price for the Company's Common Stock for the periods indicated. These prices are believed to be inter-dealer quotations and do not include retail mark-ups, mark-downs, or other fees or commissions, and may not necessarily represent actual transactions.

            Quarter Ended                               High Bid    Low Bid
            -------------                               --------    -------
            December 31, 1994 .......................    $6.50       $2.00
            March 31, 1995 ..........................    $6.75       $4.00
            June 30, 1995 ...........................    $6.25       $4.375
            September 30, 1995 ......................    $5.37       $3.50

            December 31, 1995 .......................    $6.25       $2.25
            March 31, 1996 ..........................    $6.00       $4.00
            June 30, 1996 ...........................    $7.25       $5.125
            September 30, 1996 ......................    $6.00       $4.00

            December 31, 1996 .......................    $4.37       $3.50
            March 31, 1997 ..........................    $5.50       $4.625

            June 30, 1997 (through June 20, 1997)....    $6.06       $4.50


     The number of holders of record of the Company's Common Stock at February 28, 1997 was 2,590. Many shares are registered in the names of brokerage firms or other nominee names. As a result the Company estimates that it has in excess of 6,000 shareholders.

                                   DIVIDENDS

     Holders of Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors. No dividends have been paid with respect to the Company's Common Stock and no dividends are anticipated to be paid in the foreseeable future. The Company currently intends to retain all earnings to finance the development and expansion of its operations. The declaration of cash dividends in the future will be determined by the Board of Directors based upon the Company's earnings, financial condition, capital requirements and other relevant factors.

                                 USE OF PROCEEDS


     The estimated net proceeds from the sale of the ______ Shares of Common Stock offered hereby by the Company will be approximately $4,130,000 after deducting underwriting discounts and expenses of the offering. Such proceeds will be applied substantially as follows:


                                                                     Approximate
              Application of Proceeds                Dollar Amount   Percentage
              -----------------------                -------------   ----------

   Repayment of Private
     Placement Notes(1).............................  $  900,000       21.8%
   Marketing of GERODISC
     Technology(2)..................................     900,000       21.8%
   Research and Engineering(3)......................     630,000       15.3%
   Aftermarket Development
     of GERODISC(4).................................     100,000        2.4%
   Additional Investments in
     ASHA-TAISUN Joint Venture(5)...................   1,000,000       24.2%
   Working Capital and General
     Corporate Purposes(6)..........................     600,000       14.5%
                                                      ----------        ---
       Total........................................  $4,130,000        100%
                                                      ==========        ===


----------
(1) The Private Placement Notes bear interest at 8% per annum, are secured by a $1,000,000 account receivable from New Venture Gear, Inc., and are due on the earliest of (a) the consummation of this public offering; (b) December 31, 1997; (c) the payment of the $1,000,000 receivable; or (d) the consummation of any financing or series of financings with gross proceeds of at least $4,000,000. The proceeds from the sale of the Private Placement Notes were used for working capital purposes.

(2) Represents amounts to be expended for purchasing test vehicles, licensee support, advertising and promotion, and public relations. A portion of this amount will also be spent to hire two additional sales engineers, one for the Santa Barbara office and one in Detroit.

(3) Represents amounts to be expended on advanced engineering and research activities for the GERODISC technology and new products. The Company expects to hire two more product engineers to assist the existing staff in connection with building prototypes of different GERODISC products.

(4)  Represents  amounts  to  be  expended  developing  GERODISC   "aftermarket"
     products for existing vehicles as opposed to GERODISC products which are incorporated in the initial design of new vehicles.

(5) Represents additional contributions to be made to the ASHA-TAISUN Joint Venture. These amounts are intended to be expended by the joint venture on research and development activities related to the taxi and passenger van carried out at the Company's Santa Barbara facility over the next 12 months.

(6) Includes amounts to be expended on salaries, office expenses and other general overhead costs. Included among the salaries are the following annual salaries of the Company's three executive Officers: Jack McCormack -- $90,000; Alain Clenet -- $152,500; and Ken Black -- $90,000. The Company may also use some of the proceeds to pay down its existing $750,000 line of credit with Montecito Bank & Trust.


     The amounts set forth above are only an estimate. The Company is unable to predict precisely what amount will be used for any particular purpose. To the extent the proceeds received are inadequate in any area of expenditures, supplemental amounts may be drawn from working capital, if any. Conversely, any amounts not required for proposed expenditures will be retained and used for working capital. Should the proceeds actually received, if any, be insufficient to accomplish the purposes set forth above, the Company may be required to seek other sources to finance the Company's operations, including individuals and commercial lenders. The Company believes that the proceeds from the offering, together will all other sources of financing currently available to the Company, are sufficient to sustain the Company's proposed activities for at least 12 months.


     Pending utilization, management intends to make temporary investment of the proceeds in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper or government obligations. Such investment in interest-bearing assets, if continued for an excessive period of time within the definition of the Investment Company Act of 1940, could subject the Company to classification as an "investment company" under the Act and to registration and reporting requirements thereunder.

                                    DILUTION


     At March 31, 1997, the net tangible book value of the Company was $1,491,582, or approximately $.209 per share of Common Stock based on 7,144,877 shares of Common Stock outstanding. The net tangible book value per share represents the amount of the Company's total assets less the amount of its intangible assets and liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt of net proceeds (estimated to be approximately $4,130,000) from the sale of the shares of Common Stock offered hereby, the net tangible book value of the Company at March 31, 1997, would be $5,621,582, or approximately $.688 per share of Common Stock. This would result in dilution to the public investors (i.e., the difference between the estimated public offering price per share of Common Stock and the net tangible book value thereof after giving effect to this offering) of approximately $4.187 per share. The following table illustrates the per share dilution:


Assumed public offering price(1)...................                 $4.875
  Net tangible book value per share at
     March 31, 1997  ..............................      $.209

  Increase in net tangible book value
     per share attributable to new investors.......       .479
                                                          ----
  Net tangible book value per share
     after this offering...........................                   .688
                                                                   -------
Dilution of net tangible book value per
     share to new investors.......................                 $ 4.187
                                                                   =======
Dilution of net tangible book value per
     share expressed as a percentage..............                   85.9%


----------
(1) For purposes of this table it is assumed that the offering price will be $4.875 per share which was estimated based on the average of the closing bid and ask quotations on the OTC Bulletin Board on May 28, 1997.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Results of Operations

Six Months Ended March 31, 1997 Versus Six Months Ended March 31, 1996

     During the six months ended March 31, 1997, the Company had $1,172,095 in revenue compared to $1,466,953 in revenue during the corresponding prior year period. The decrease in revenue was the result of a $351,000 decrease in license and option revenue. The decrease is due to the fact that during the six months ended March 31, 1997, the only license or option revenue received was a $1 million license fee paid by Steyr-Daimler-Puch-Fahrzeugtechnik GMBH, a large European automotive supplier. During the six months ended March 31, 1996, the Company received a $1,150,000 payment from American Axle and Manufacturing, Inc. for an option to acquire certain licenses, and a $150,000 payment from Hall Racing, Inc. for the right to use GERODISC units for the 1996 Indycar racing season.


     Expenses for the six months ended March 31, 1997 were approximately $215,269 less than the corresponding prior year period. Research and development expenses decreased $56,434 because, although the level of research and development activities remained relatively constant, more of these activities relate to the ASHA-Taisun Joint Venture and were accordingly charged to the Joint Venture instead of being recorded as an expense of the Company. Selling, general and administrative expenses decreased by approximately $154,335 as a result of reduced travel expenses and the development of cost controls relative to administrative purchases. The Company has also implemented a centralized travel coordinator who seeks the best travel arrangements with an emphasis on advance purchases of airline tickets. Management expects these cost controls to contribute to a reduction of expenditures for ongoing and future projects.


     Officers' salaries declined approximately $98,000 in the six months ended March 31, 1997, as compared to the six months ended March 31, 1996 for several reasons. During the six months ended March 31, 1996, the Company paid a total of $127,045 in bonuses to officers and no bonuses were paid to officers during the most recent six month period. In addition, the Company's former Executive Vice President resigned on October 1, 1996. Legal and accounting expenses increased approximately $75,000 due primarily to increased patent work. Approximately $12,000 of this amount was due to accrued expenses for the 1997 audit. The Company did not accrue expenses in advance of the annual audit in the prior year.

     The Company recorded a $237,966 loss from investment in affiliate during the six months ended March 31, 1997, due to the Company's share of the ASHA-Taisun Joint Venture's operating losses and writedowns of assets in excess of their net realizable value. There was no comparable amount for the six months ended March 31, 1996 because the Joint Venture did not commence significant operations until the quarter ended September 30, 1996.

     Interest expense of $155,356 for the six months ended March 31, 1997 was due to interest paid and accrued on the Company's bank line of credit, the value of the warrants issued to the bank in connection with the line of credit, the value of the stock issued as additional consideration in connection with the $900,000 bridge loan which was completed during January 1997, and accrued interest on the bridge loan.

     The net loss of $523,935 for the six months ended March 31, 1997 was substantially more than the net loss of $17,180 for the six months ended March 31, 1996 due to a combination of lower revenues and increases in interest expense and loss from investment in the ASHA-Taisun Joint Venture. The Company anticipates licensing revenues for the second six months of the current year to be sufficient to bring the Company to a profit position for the fiscal year, however, there is no assurance that any new licenses will be signed. Expenses for the second six months are not expected to increase significantly from the level for the first six months of the year.

Year Ended September 30, 1996 Versus Year Ended September 30, 1995

     During the year ended September 30, 1996, the Company had revenue of approximately $1,711,000 as compared to approximately $4,436,000 during the year ended September 30, 1995. The substantial decrease was due to a reduction of license and right of first refusal revenue of approximately $2,725,000 as compared to the prior year. During the year ended September 30, 1996, the Company only entered into one new option agreement, that being with American Axle, and renewed one license with an Indycar race team. During the year ended September 30, 1995, the Company entered into major license agreements with New Venture Gear and Dana Corporation, and also entered into the license agreement with the Indycar race team.

     Revenue from contract services increased in the year ended September 30, 1996 by approximately $49,000, as compared to the prior year. Additional support services to licensees and optionees resulted in this increase.

     Total expenses for the year ended September 30, 1996, increased by approximately $259,000 over the prior year, primarily due to increased general and administrative expenses. Research and development expenses decreased by approximately $23,000 as a result of the Company's decreased use of outside services due to the purchase of new equipment. Officers' salaries increased primarily as a result of bonuses. Legal and accounting expenses increased by approximately $14,000 as a result of matters related to foreign operations. Patent application expenses decreased by approximately $28,000 due to reduced patent application activity. Taxes and licenses expenses increased by approximately $37,000 due primarily to increased payroll tax expense.

     Selling,  general and administrative  expenses for the year ended September
30, 1996 were approximately $871,000 as compared to approximately $705,000 during the prior year. The increase is due to increased marketing activities.

     The Company had a loss of approximately $(887,000) on its investment in the ASHA-TAISUN Joint Venture during the year ended September 30, 1996, as compared to a loss on its investment of approximately $(470,000) in the prior year. The Company has an ownership interest in the joint venture and accordingly records 50% of the joint venture's loss in its statement of operations. The increased net loss was due to the fact that the Joint Venture's activities in China increased, but no revenues have yet been generated. The Company anticipates that the net loss from the joint venture will increase slightly during the year ended September 30, 1997 due to the expenses associated with building the pre-production vehicles. Joint Venture revenues are not anticipated until the year ended September 30, 1998.

     The net (loss) of $(1,812,322) for the year ended September 30, 1996, was a substantial change from the net income of $1,531,333 during the year ended September 30, 1995. The net loss was primarily a result of the reduced license and right of first refusal revenue recorded during the current year and the loss from the investment in an affiliate described above.

Liquidity and Capital Resources

     As of March 31, 1997, the Company had a negative working capital of approximately $(371,000) compared to positive working capital of approximately $930,000 at September 30, 1996. The decrease was due primarily to the net loss of $(523,935) during the six month period.

     In November 1996, the Company obtained an increase in its credit line from Montecito Bank & Trust from $500,000 to $750,000. At March 31, 1997, the entire credit line of $750,000 was outstanding. Amounts under the credit line bear interest at the prime rate plus 1.5% and the loan balance is due on June 5, 1997. As of May 9, 1997, the annual rate of interest for the credit line was 10%. Montecito Bank has verbally agreed to extend this credit line for one year to June 5, 1998.

     In January 1997, the Company received approximately $799,000 in net proceeds from the private sale of units consisting of promissory notes and Common Stock. The Company incurred $900,000 of debt against those proceeds, and as of March 31, 1997 had accrued $16,000 in interest against those notes.

     On April 14, 1997, the Company received a cash payment of $1,000,000 for a licensing agreement from Steyr. With the cash from the Steyr license and the proceeds of the anticipated public offering and anticipated new license agreements, the Company believes it will have sufficient liquidity to maintain continued operations for the next twelve months.

     Operating activities for the six months ended March 31, 1997 used $(941,179) of net cash as compared to $1,501,117 cash provided in the six months ended March 31, 1996. The decrease in cash from operating activities was primarily due to the increase in Accounts Receivable for the current period as compared to a substantial decrease in Accounts Receivable in the prior period, and the net loss of $(523,935) for the six months ended March 31, 1997, as compared to a net loss of $(17,180) for the comparable period in 1996.

     Investing activities for the six months ended March 31, 1997 used ($240,549) of cash. Activities were attributed to the ASHA-Taisun joint venture and the sale of short term investments. Approximately $478,110 was attributed to the investment in ASHA-Taisun joint venture. The Company sold $237,561 of short-term commercial paper to partially offset the expenditure.

     Cash provided from financing activities was $1,290,890 for the six months ended March 31, 1997, as compared to $620,000 for the six months ended March 31, 1996. Bridge loan proceeds and utilization of the Company's credit line were the primary sources of financing activities for the six months ended March 31, 1997.

     During the year ended September 30, 1996, cash provided by operating activities was approximately $545,000 as compared to approximately $(22,000) used in operating activities during the year ended September 30, 1995. The cash provided by operating activities was primarily a result of a reduction of receivables totaling approximately $1,426,000. This was partially offset by the net loss for the year.

     Cash used in investing activities during the year ended September 30, 1996, was approximately $(1,437,000) as compared to approximately $(740,000) used in investing activities during the year ended September 30, 1995. The increase was primarily due to increased purchases of short-term investments and also an increased investment in the ASHA-TAISUN Joint Venture.

     Cash provided by financing activities for the year ended September 30, 1996, was approximately $892,000 as compared to approximately $149,000 provided by financing activities during the year ended September 30, 1995. The increase was due to the fact that the Company raised $750,000 from the private sale of Common Stock during the year ended September 30, 1996, and increased borrowings under its line of credit.

     The Company expects to invest an additional $1,100,000 in the ASHA/TAISUN Joint Venture during calendar year 1997. This investment is expected to be funded with $1 million from the proceeds of this public offering and with $100,000 from anticipated revenues from new GERODISC licenses. The Company has no other commitments to make material capital expenditures.

                                    BUSINESS

General

     ASHA Corporation (the "Company" or "ASHA") is an innovative engineering research and development company serving the global automotive and vehicular industries. The Company is currently exploiting two proprietary technologies which it has developed and patented, its GERODISC traction control system, and a commercially feasible manufacturing process for modularly-based vehicles for production and use in third world countries.

     GERODISC is an automatic hyrdo-mechanical traction control device which limits a vehicle's wheel spin and improves its traction and handling. GERODISC is the only technology known to the Company that is compatible with all cars, vans, sports utility vehicles and trucks and can be used on all four types of vehicle platforms: front-wheel drive, rear-wheel drive, four-wheel drive and all-wheel drive. Management believes that, based on the testing it has conducted, GERODISC is superior to any other competing technologies currently marketed, including electronic traction control. GERODISC has been and is being tested by the three major US automobile manufacturers and most major European automobile manufacturers for use in future model designs. To date, GERODISC has been specified for inclusion in one 1999 four-wheel drive model of a major US automobile manufacturer.

     The Company has developed an innovative technology for building and assembling vehicles which requires significantly reduced levels of tooling, assembly and manufacturing costs, greatly reducing initial capital expenditures. This technology, known as the "ASHA Body Concept" ("ABC"), has been targeted for use in third world countries to facilitate the production of limited quantities of vehicles while achieving the cost savings normally associated with the economies of scale of mass production. In July 1994, the Company established a joint venture relationship with a Singapore-based manufacturing company to exploit the ABC technology in the China and Southeast Asia markets. In furtherance of this joint venture, the Company recently completed its first pre-production prototype of an ABC vehicle which has successfully undergone extensive road testing, chassis rigidity testing, handling evaluation, suspension evaluation and heat testing. Based upon these results, pre-production tooling has commenced at the joint venture's manufacturing and production facility in Jiaxing City, China. The Company expects that 100 pre-production ABC vehicles will be produced in China by the end of 1997.

     The Company's strategy is to maximize GERODISC's penetration in the worldwide automobile and vehicle markets through licensing arrangements which provide royalty revenue. In addition, the Company intends to exploit the world-wide market for the ABC production system through joint venture and license arrangements primarily in third-world countries. Further, the Company intends to continue to develop products for the world-wide automobile and vehicle markets through its continuing research and development activities.

The ASHA GERODISC System


     GERODISC is an automatic hydro-mechanical traction control device. It is a self-activating device that can prevent wheel spin and improve traction and handling on all four types of vehicle platforms: front-wheel drive, rear-wheel drive, four-wheel drive and all-wheel drive.

     All statements in the following five paragraphs which relate to the operational superiority and effectiveness of GERODISC represent management's beliefs based on testing the Company has conducted and based on discussions with others who have conducted tests.


     GERODISC competes favorably with electronic traction control, a popular but expensive option, and various less expensive mechanical and hydro-mechanical limited slip differentials currently available for certain applications. Unlike electronic traction control systems which reduce wheel spin by limiting power to a vehicle's driven wheels, GERODISC transmits power to the wheels in proportion to the traction available at each driven wheel. The ability of GERODISC to provide a traction patch for each driven wheel also differs from a conventional mechanical limited slip differential which only provides one traction patch per axle. GERODISC is also smaller, lighter and quicker acting than conventional traction control differentials and does not introduce noise, vibration or harshness into a vehicle. In addition, the engagement of GERODISC is transparent to the driver.

     GERODISC is sensitive to, and controls speed differences between the right and left wheels of the drive axle of front-wheel and rear-wheel drive vehicles and speed differences between the front and rear axles of four-wheel drive and all-wheel drive vehicles.

     GERODISC is the only known limited slip technology that is adjustable and powerful enough to have universal application in all vehicle drive architectures. GERODISC is compatible with electronic engine management systems and with antilock braking systems ("ABS"). GERODISC is uniquely adaptable to front-wheel drive vehicles in that its operation does not induce feedback to the driver through the steering wheel and does not impart harsh forces into the vehicle drive train. Conversely, electronic traction control, another form of traction control, operates by applying the brake to whichever wheel has lost traction. This technique pulses the brake, which can be felt through the steering wheel, induces harmful torque spikes into the axles and transmission, can overheat brakes, and is costly to manufacture and repair.

     For rear-wheel drive, GERODISC has proven to be the most powerful, yet transparent, speed/torque sensitive limited slip device available.

     Four-wheel drive (4WD) and all-wheel drive (AWD) vehicles are typically expensive, heavy, incorporate drive train components that induce drive train/ transmission stresses, and affect fuel economy negatively. The ASHA GERODISC System eliminates the expensive components, such as two differentials and/or viscous couplings, as well as the elimination of a large portion of the associated weight of a typical 4WD or AWD. With less weight, components, mechanical stress and transmission windup, GERODISC provides better fuel economy and maximum traction. In these vehicles, GERODISC eliminates a center differential or viscous coupling. The secondary drive axle differential is replaced by two GERODISC couplings. GERODISC activates automatically when needed, without electronics. Similar to the GERODISC system used on front-wheel drive and rear-wheel drive, the 4WD/AWD coupling system is self-activating and transparent to the driver.

     On May 10, 1994, the Company received patent approval from the U.S. Patent and Trademark Office for the GERODISC technology. Other U.S. patents are pending and international patents have been applied for.

     As of December 1996, approximately 80 individual GERODISC prototypes have been built for evaluation by original equipment manufacturer's ("OEM's") or first tier suppliers (the companies who supply directly to the OEM's) and approximately 25 other prototypes are currently in production.

     The Company is a research and development company and therefore does not intend to engage in manufacturing the GERODISC units; however, it does build the prototypes which are used for testing the technology for different vehicles. The Company's strategy is to license the GERODISC technology to the large suppliers for the major United States and foreign automotive manufacturers. Generally, the licenses will provide for up-front payments on the signing of the license agreements and royalty payments based on the number of vehicles on which the GERODISC is used. Following is a summary of the licenses which have been granted by the Company.

New Venture Gear, Inc. License Agreement

     On August 19,  1993,  ASHA  entered  into a  licensing  agreement  with New
Venture Gear, Inc. ("NVG") to market GERODISC. NVG is a joint venture that is wholly owned by Chrysler Corp. ("Chrysler") and General Motors Corp. ("General Motors"). The agreement provides for NVG to manufacture and sell the device in the next generation of four- wheel drive transfer case products in North America and Europe, subject to certain restrictions. The Company received a total of $950,000 in deposits under this agreement during the three years ended September 30, 1996, which provides NVG with licensed rights throughout the life of ASHA's patents.


     In December 1994, the Company and NVG amended the license agreement to provide that in the event NVG is awarded a production program by a major OEM, NVG will pay $1,000,000 to the Company at the commencement of production of the first model as an advance royalty payment against the first 200,000 units. On December 24, 1994, NVG was awarded a production program with a major OEM for a 1998 model vehicle for which production was originally scheduled to commence during August 1997. In April 1997, the Company was notified that the OEM had made a marketing decision to delay the introduction of the GERODISC until its 1999 model. This decision was made because the OEM is planning to introduce a totally new model of the vehicle in 1999 and significantly increase the number of vehicles to be produced as compared to the number of vehicles produced of the 1998 model. Since the scheduled production of the 1998 model has already been presold to the dealers, the OEM wanted to save GERODISC for the enhancement and promotion of the new 1999 model. In the event such model does include the GERODISC, the license agreement provides that the Company will be paid a royalty for each GERODISC produced after the first 200,000 have been produced. As a result of this marketing decision, the $1,000,000 payment due from NVG will be delayed from approximately August 1997 to approximately July 1998, and the receipt of additional royalty revenues from the NVG License Agreement, if any, will be delayed until sometime in late 1998. See "Note 12 to the Financial Statements -- Licensing Agreement."

     During October 1995, the Company entered into an option agreement with NVG which granted NVG a twelve month option to acquire non-exclusive licenses for up to three different GERODISC applications in North America. The three applications were rear axles, transaxles and twin-disc front axles. This option expired in October 1996. The Company is currently negotiating with NVG concerning possible licenses for these applications and management believes, based on these negotiations, that at least one license will be signed by the end of July 1997. However, there is no assurance that these negotiations will lead to additional license agreements.


Dana Corporation License Agreement

     On December 28, 1994, the Company entered into an agreement with Dana Corporation ("Dana") in which the Company licensed Dana to manufacture and market GERODISC for front axles exclusively and for rear axles non-exclusively in North America, South America, Europe, South Korea and Taiwan. On February 2, 1995, the Company received a $1,000,000 license fee, and an additional $1,000,000 license fee payment was made during January 1996. In addition, the Company will receive a royalty on each unit produced under the agreement. Dana is the largest axle manufacturer in the world. Dana has been approved for production of the front and rear axles for the same vehicle that will utilize the NVG GERODISC transfer case, giving the Company three GERODISC units in one vehicle model starting with the 1999 model year. Production for this 1999 model is expected to commence in late summer 1998.

American Axle and Manufacturing, Inc. Option Agreement

     On November 1, 1995, the Company entered into an agreement with American Axle and Manufacturing, Inc. which granted American Axle an eighteen month option to acquire non-exclusive licenses for up to three different GERODISC applications world-wide. The three applications are rear axles, transaxles and twin-disc front axles. If American Axle exercises any option, a license fee ranging from $1,000,000 to $2,000,000 will be payable, depending upon the application, and a per unit royalty will also be due. American Axle paid $1,150,000 for the option. The option for rear axles has been extended until August 29, 1997, and American Axle has requested an extension for the options for transaxles and twin-disc front axles. The Company is currently in discussions with American Axle regarding possible extensions of the other two options. American Axle is the second largest axle manufacturer in the world, and it supplies approximately 95% of the axles used by General Motors. There is no assurance that American Axle will exercise any portion of this option.

Steyr-Daimler-Puch Fahrzeugtechnik Gmbh License Agreement

     Effective March 31, 1997, the Company entered into a Gerodisc Technology Transfer and License Agreement with Steyr-Daimler-Puch Fahrzeugtechnik GmbH ("Steyr") in which the Company granted Steyr non-exclusive licenses to design, manufacture and sell GERODISC for specified types of platforms for certain specific European OEM's and United States OEM's who manufacture in Europe. The Company received a $1 million license fee and the Company will receive a royalty on each unit produced and sold under the agreement. Steyr is the largest European automotive supplier for European OEM's.


High Performance GERODISC Applications


     While the Company's goal is to develop products for license to automotive OEM's or their suppliers, it has also determined to pursue opportunities for the specialized application of GERODISC technology in high performance and racing venues. These activities provide validation of the technology, and in Europe where the major OEM's are more directly engaged in racing activities, they provide a means of marketing and exposing the technology to the

OEM's. These activities may also provide an avenue to generate ongoing revenues that do not have contractual delays that are typical of OEM agreements. On May 23, 1994, the Company successfully completed testing of a GERODISC limited slip differential for race car use. ASHA personnel installed two GERODISC LSD's, one torque/speed sensitive and one speed sensitive only. The vehicles demonstrated significant improvements in computer recorded lap times with improved directional stability in dry and wet conditions. The Company intends to supply performance units on a lease only basis, thereby protecting its proprietary technology and providing the Company with an ongoing opportunity to review the durability of each unit throughout its usefulness.

     Currently, the Company is working with two European automobile manufacturers, Automobile Peugeot ("Peugeot") and Williams Touring Car Engineering Ltd. ("Williams") which are both interested in using GERODISC in their cars on the European racing circuit. Williams has verbally agreed to lease three GERODISC units initially at the rate of $20,000 each for use in the 1997 British BTCC Sedan Racing series. Peugeot has verbally agreed to lease five GERODISC units initially at the rate of $20,000 each for use in the 1997 German Supertourisme and Belgian Sedan Racing series. The Company has received payment from Peugeot for the first two units and a purchase order from Peugeot for three more units

ABC (ASHA Body Concept)

     The second technology which the Company has developed and is now actively exploiting is the ASHA Body Concept ("ABC"), a method of producing cars in third world countries which requires significantly reduced levels of tooling, assembly and other manufacturing costs, greatly reducing the amount of capital required to set up and operate the manufacturing facility. This manufacturing process is based on the ability to manufacture very precise space frames, made of thin wall stainless steel tubing which require a low tooling investment and can be utilized in either low volume or high volume production. This stainless steel tubing requires no welding to assemble. The body design uses a lightweight space-age composite fiber material which does not require painting. The ABC process allows for the utilization of resources which are most readily available in the foreign country. For example, the manufacturing process requires only a limited amount of electrical power and instead relies on natural gas which is abundant in many third-world countries, including China. The process does not require robotics and can be learned with only limited training.

     The ABC technology is also very environment-friendly which is important in many third-world countries. The manufacturing process, unlike conventional automotive manufacturing technology, creates no by-products which require recycling and the vehicle's components are almost entirely recyclable.

     The first application of this technology is being conducted in China. In July 1994, the Company entered into a joint venture with Singapore based TAISUN Automotive PTE LTD. ("TAISUN") for the production and sale of vehicles in the Far East. TAISUN, which is 85% owned by Brian Chang, a principal shareholder of the Company, is a manufacturer of vehicles, ships, electrical motors, fiberglass products, and chemicals. The Company has agreed to contribute to the joint venture the right to use the ABC technology in the design and manufacture of taxis.

     ASHA/TAISUN is an 85% owner of Jiaxing Independence Auto Design & Development Co. Ltd. ("JIAD&D"), a corporation formed under the laws of the Peoples Republic of China, for the purpose of engaging in the production and sale of automobiles in China. Ten percent (10%) of JIAD&D is owned by Walland Electric Motor Company, a company owned by Brian Chang, and 5% is owned by Jack Tang, who is a Chinese national and who manages the factory in China.

     Following is a diagram showing the parties and ownership in this joint venture:

        ------------------------
         ASHA           TAISUN
          50%             50%
        ------------------------

        ------------------------     ---------------------      ----------------
          ASHA/TAISUN PTE LTD          WALLAND  ELECTRIC            JACK TANG
                  85%                    MOTOR COMPANY                 5%
        ------------------------             10%                ----------------
                                     ---------------------

                   ------------------------------------------------------
                                          JIAD&D
                   ------------------------------------------------------

     JIAD&D intends to initially manufacture and sell taxis utilizing the ABC technology because of the demand for such vehicles in China. The vehicle has been designed to have a short turning radius with a long suspension to best accommodate driving conditions in China and Southeast Asian countries.

     Approximately 80% of the components for the vehicle will come from China. The balance will come from sources in the United States and Brazil. There are at least two sources in China for both the engines and transmissions to be used in the vehicle.

     JIAD&D owns a manufacturing plant facility in Jiaxing City in Zhejiang province in China, and a new 20,000 square foot three story building has been completed to house engineering and administrative functions. JIAD&D has the right to use the land on which these facilities are located for 50 years.

     JIAD&D presently has approximately 86 employees.

     JIAD&D expects to produce up to 10,000 complete vehicles annually at the facility in Jiaxing. It is also expected to produce complete knock down kits (or CKD kits) at the same facility. A CKD kit includes all of the components for one vehicle.

     The joint venture intends to sell assembly franchises to persons in other provinces and then sell CKD kits to these franchisees for assembly and sale. JIAD&D also expects to export the CKD kits to assemblers in other countries in Southeast Asia, where the vehicle will be assembled and sold outside of China.

     The Company is building the production tooling and molds for the joint venture at its Santa Barbara facility before shipping them to the Jiaxing facility. ASHA has built the first prototype at its facility. This unit has undergone successful hot weather testing in Death Valley. It has undergone performance and handling testing and cold weather testing. The pre-production prototypes and all proof of production models (the first models built using the final production tooling) will be built in Jiaxing.

     The Jiaxing facility is currently building 15 pre-production units which it intends to complete by June 1997. The joint venture then intends to build 100 pre-production units by December 1997. These units will be used by the joint venture to market franchises in the other provinces. The goal is to then build 10,000 units in 1998. However, at this time the Company has no orders for the vehicles.

     The Company has also had discussions with representatives of the Philippine government regarding the development of a sport utility vehicle to be manufactured in the Philippines utilizing the ABC technology. The Company entered into a memorandum of understanding regarding this project in early 1996, however, there is no assurance that a final agreement will be reached.

Marketing

     The Company is marketing its GERODISC technology in the U.S., Europe and Asia. A full-time Detroit based marketing person was hired in January 1991. This person has extensive experience in the automotive business. Claude Dubois, a race car driver and automotive expert in Brussels, Belgium, was retained in April 1994 as a consultant to market the GERODISC technology to auto makers in Europe. An automotive import/export consultant was hired in August 1995 to locate sources for automobile components in South America to eventually be used in China.

Patent Rights

     The Company is aggressively pursuing patent protection for its technologies in both the United States and overseas. ASHA has the following patents or pending patents relating to its GERODISC and ABC technologies:

          1. Vehicle drivetrain coupling - U.S. Patent No. 5,310,388. This patent application has proceeded into the national and regional phases in Australia, Europe, Japan and Korea. In addition, applications have been filed in China and Mexico.

          2. Hydraulic coupling for vehicle drivetrain - U.S. Patent No. 5,536,215.

          3. Hydraulic coupling for vehicle drivetrain - U.S. Patent No. 5,595,214.

          4. Vehicle drivetrain coupling - U.S. Patent No. 5,611,746.

          5. Hydraulic coupling for vehicle drivetrain - one other patent application relating to a variation of this technology has been filed with the U.S. Patent Office.

          6. Vehicle body space frame (ABC technology) - one patent application has been filed with the U.S. Patent Office.

          7. Vehicle body construction (ABC technology) - one patent application has been filed with the U.S. Patent Office.

Major Customers

     During the year ended September 30, 1996, 16% of the Company's revenues were received from prototype development, 67% from American Axle for an option to license GERODISC, 6% for license and development of a racing GERODISC and 11% from a foreign tier one supplier for an option to license GERODISC and prototype development.

     During the year ended September 30, 1995, 39% of the Company's revenues were received or accrued from licenses for research and development and prototype development, 43% from DANA for licensing of GERODISC, 15% from ASHA/TAISUN for development of the world car, 2% for development of a racing GERODISC, and 1% from a foreign OEM for research and development and prototype development.

Staff

     As of March 15, 1997, the Company had 34 employees consisting of 3 executive officers, 27 automotive designers, engineers and fabricators, and 4 administrative support personnel. None of the Company's employees are represented by a union and the Company has never had any work stoppages.

Facilities

     The principal offices of the Company are located at 600 C Ward Drive, Santa Barbara, California 93111. This space is rented at a monthly rate of $6,556 through January 1999. Beginning in January 1995 and every January thereafter, the base rent is adjusted in proportion to the percentage increase or decrease of the official Consumers Price Index of the Bureau of Labor Statistics, United States Department of Labor. In no event will the rent be increased more than 8% for any one adjustment period nor shall rent be less than the base rent. These facilities include office space, work areas for designers and a shop and equipment suitable for performing design, development and styling work. Approximately 11,300 square feet of space are utilized at this location.

Legal Proceedings

     The Company knows of no material pending legal proceedings to which the Company is a party.

                                   MANAGEMENT

Directors and Executive Officers

     The Directors and Executive Officers of the Company are as follows:

        Name                      Age  Positions and Offices Held
       -------                   ----- --------------------------
Alain J-M Clenet .............    52   Chairman of the Board and Chief Executive
                                          Officer
John C. McCormack ............    65   President, Chief Operations Officer,
                                          Secretary and Treasurer
Kenneth R. Black .............    50   Vice President of Sales and Marketing
Steven E. Sanderson ..........    44   Chief Financial Officer and Controller
Sheila R. Ronis ..............    46   Director
Robert J. Sinclair ...........    64   Director
Lawrence Cohen ...............    52   Director

     There are no family relationships among any of the Directors or executive officers.

     ALAIN J-M CLENET. Mr. Clenet has served as Chairman of the Board of Directors of the Company since August 1986; he served as President from August 1986 until February 1, 1995; and he has served as Chief Executive Officer since February 1, 1995. He also served as President and a Director of Stehrenberger/Clenet, Inc. (S/C), an automotive design company, from its inception in February 1983 until it was liquidated in early 1988 at the formation of ASHA Corporation. S/C employed approximately 15 people in design, engineering and fabricating trades.

     From 1983 until the sale of the business in November 1986, Mr. Clenet also served as President and a Director of Wood, Ltd., a Michigan corporation which manufactures automotive wood components. From July 1976 until September 1981, he served as President and a Director of Clenet Coachworks, Inc., a company which designed, manufactured and sold approximately 500 Clenet automobiles. From 1965 until 1975, Mr. Clenet conducted automotive design, research and development in France and the United States. Mr. Clenet received a CAFAS Degree from the Ecole des Beaux Arts, Angers, France in 1963 and an E.N.S.A.D. Degree from the National Superior School of Design of Paris in 1965.

     JOHN C. McCORMACK. Mr. McCormack has served as President and Chief Operations Officer of ASHA since February 1, 1995, and as Secretary and Treasurer since January 31, 1996. Mr. McCormack helped start American Honda Motor Company in 1959, and served as its General Manager until 1964. He has been described as the driving force in its rise to prominence in the U.S. motorcycle market. He was co-founder of U.S. Suzuki Motor Corporation in 1964, and by 1967 this company was second in the U.S. market for motorcycles, behind Honda. He served as President and CEO of McCormack International Motors, Inc. from 1969 until 1975. McCormack International Motors was the first to bring a wide range of motorized recreational vehicles under one label, and it established some 925 dealers and 10 overseas distributors. From 1975 until 1980, he was a founder and President of Jacwall Corporation. Mr. McCormack was a founder and served as President and COO of Hirsch Electronics Corporation from 1980 to 1985, where he guided product development to successful completion at less than budgeted costs. These systems are now in use in the White House, Pentagon, IBM, General Motors, FBI, British Secret Service, as well as many other secure government and business installations around the world. He was a co-founder and he served as President and CEO of the Napa Valley Railroad and the Napa Valley Wine Train from 1985 until April 1991. From April 1991 until April 1994, he served as Vice President of Marketing and Sales for Mission Industries, an industrial laundry business, and from April 1994 until January 1995, he was engaged in general business consulting under the name McCormack and McCormack Consulting.

     KENNETH R. BLACK. Mr. Black has served as the Company's Vice President of Sales and Marketing since July 1992 after having served as the Sales Director since January 1991. From 1985 until December 1990, he served as President of Technologies International Ltd., a company he founded and which was involved in market development and technology licensing for various domestic and foreign clients. From 1979 until 1985, he served as a Director of New Business Development for the Paint, Plastics and Vinyl Division of Ford Motor Company.

     STEVEN E. SANDERSON. Mr. Sanderson has served as Controller of the Company since January 1997 and as Chief Financial Officer since March 1997. From 1991 until December 1996, he served as the President and owner of Sanderson Investments, Inc., a consulting company which prepared financial analyses encompassing productivity, variances, standard costs and production bonus plans, time studies, rate of return, and risk management. From 1985 until 1991, he served as Controller for the Systems Division of Computer Products Inc., a public company, where he was responsible for the accounting and management information systems group for two manufacturing facilities. From 1981 until 1985, he served as Controller of Southeastern Public Service Company, a public company, where he had complete responsibility for the accounting and management information systems functions for this multi-state business. From 1977 to 1981, he was employed by the Solid State Division of RCA where his last position was cost accounting supervisor. Mr. Sanderson received a B.B.A. Degree in Accounting from Florida Atlantic University in 1977.

     SHEILA R. RONIS, PH.D. Dr. Sheila Ronis has served as a Director of ASHA since 1989. She has been President of The University Group, Inc., a management consulting company since 1988. She is also an adjunct professor at the University of Detroit where she teaches Strategic Management and Business Policy in the M.B.A. program. Dr. Ronis received a B.S. degree in Physics and Mathematics in 1972 from Ohio State University. She received M.A. and Ph.D. degrees in Organizational Behavior from Ohio State University in 1974 and 1976, respectively. Dr. Ronis consults for many organizations as diverse as General Motors, Ameritech, The White House, the Pentagon and USCAR.

     ROBERT J. SINCLAIR. Mr. Sinclair has served as a Director of the Company since April 1994. Mr. Robert J. Sinclair is retired Chairman and Chief Executive Officer of Saab Cars USA, Inc. Early in his automotive career he served as advertising manager and public relations manager of Saab, before joining Volvo North America where he rose to President of Volvo's Western US organization. He rejoined Saab as President in 1979, retiring as Chairman and CEO in 1991. Mr. Sinclair consults for many organizations, and serves as a director of Hansa Reinsurance Co. of America, which is publicly-held.

     LAWRENCE COHEN. Mr. Cohen has served as a Director of the Company since January 20, 1995. Mr. Cohen has served as Vice Chairman of the Board, Executive Vice President and Treasurer of Bristol Technology Systems, Inc. ("Bristol") since its inception in April 1996. Bristol is in the business of establishing a national network of full service dealerships of retail automation equipment such as point of sale systems. From November 1990 to September 1996, Mr. Cohen served as Chairman of the Board of BioTime, Inc. ("BioTime"), a publicly-held biotechnology company engaged in the artificial plasma business. Mr. Cohen has also served as a director of Apollo Genetics Inc., a company founded by Mr. Cohen which is engaged in the genetic pharmaceutical business, from January 1993 to the present; and a director of Registry Magic Inc., a company founded by Mr. Cohen which develops voice recognition equipment, from November 1995 to present.

     The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee.

     The Audit Committee consists of Sheila Ronis, Robert Sinclair and Lawrence Cohen, each of whom is an independent Director. The Audit Committee's function is to review and report to the Board of Directors with respect to the selection and the terms of engagement of the Company's independent public accountants, and to maintain communications among the Board of Directors, such independent public accountants, and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal controls and related matters. The Audit Committee also reviews certain related party transactions and any potential conflict of interest situations involving officers, directors or stockholders beneficially owning more than 10% of an equity security of the Company.

     The Compensation Committee consists of Sheila Ronis, Robert Sinclair and Lawrence Cohen. The Compensation Committee's function is to review and approve annual salaries and bonuses for all executive officers and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto, including the granting of stock options pursuant to the Company's 1994 Option Plan.

     The Company has agreed with the Representative that, for a period of 36 months from the date of closing of this offering, the Company will allow an observer designated by the Representative and acceptable to the Company to attend all meetings of the Board of Directors. Such observer will have no voting rights. He or she will be reimbursed for out-of-pocket expenses incurred in attending such meetings, and will be indemnified against any claims arising out of participation at Board meetings, including claims based on liabilities arising under the securities laws.

Executive Compensation

     The following table sets forth information regarding the executive compensation for the Company's Chief Executive Officer, President and Executive Vice President. No other executive Officer received compensation in excess of $100,000 for the fiscal years ended September 30, 1996, 1995 and 1994:

Summary Compensation Table

                                                                                              Long-Term Compensation
                                                                                            ----------------------------
                                                       Annual Compensation                  Awards               Payouts
                                                       -------------------                  ------               -------
                                                                                                 Securities
                                                                               Other             Underlying
                                                                              Annual  Restricted  Options/                 All
Name and Principal                                                            Compen-   Stock       SARs      LTIP        Other
    Position                                  Year    Salary       Bonus      sation    Award(s)  (Number)   Payouts   Compensation
    --------                                  ----    ------       -----      ------    --------  --------   -------   ------------
Alain J-M Clenet,                             1996   $152,500(1)  $73,000       --         --        --        --        $7,819(2)
  Chief Executive Officer                     1995   $152,500        --         --         --        --        --        $3,035(3)
                                              1994   $152,500        --         --         --        --        --           --

John C. McCormack,                            1996   $ 90,000     $10,000       --         --      65,786      --        $  504(4)
  President                                   1995     60,000        --         --         --        --        --           --
                                              1994       --          --         --         --        --        --           --

Theo E. Shaffer,                              1996   $ 92,025     $19,373       --         --        --        --           --
  Executive Vice President (5)                1995   $ 90,000        --         --         --       3,098      --           --
                                              1994   $ 90,000        --         --         --        --        --           --

Kenneth R. Black,                             1996   $100,592(6)  $10,000       --         --      10,524      --           --
  Vice President of Sales and Marketing       1995   $ 85,000        --         --         --       2,788      --           --
                                              1994   $ 78,000        --         --         --        --        --           --

----------
(1) Of this amount, $88,958 was paid during the fiscal year ended September 30, 1996, and the remainder was deferred until January 1997.
(2)  Represents medical expense reimbursements for Mr. Clenet and his family.
(3) Includes $981 in medical expense reimbursements for Mr. Clenet and his family, $857 paid for premiums on a $5 million umbrella liability insurance policy for Mr. Clenet, and other expenses paid on his behalf.
(4) Represents amounts paid by the Company as a matching amount to a 401(k) plan contribution.
(5) Mr. Shaffer resigned on October 1, 1996. (6) Includes $15,592 paid to Mr. Black in settlement of unused vacation time.

Options/SAR Grants in Last Fiscal Year

                                Individual Grants

                            Number of     % of Total
                           Securities    Options/SARs
                           Underlying     Granted to     Exercise
                          Options/SARs   Employees in     or Base     Expiration
      Name                 Granted(#)     Fiscal Year   Price($/sh)      Date
     ------               ------------   -------------  ----------    ----------
Alain J-M Clenet .......        --             --            --              --

John C. McCormack ......     40,786           33.1%       $4.625        11/01/98
                             25,000           20.3%       $ 4.50         9/24/99

Theo E. Shaffer ........        --             --            --              --
Kenneth R. Black .......     10,524            8.5%       $4.625        11/01/98

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                              Securities Under- Value of Unexer-
                           Shares               lying Unexer-     cised-in-the
                          Acquired              cised Options    Money/Options/
                             on                SARs at FY-End    SARs at FY-End
                          Exercise    Value     Exercisable/      Exercisable/
      Name                (Number)  Realized    Unexercisable    Unexercisable
    --------              ---------  -------   ---------------  ---------------
Alain J-M Clenet .......      --        --            --               --
John C. McCormack ......      --        --        65,786/0             0/0
Theo E. Shaffer ........      --        --            --               --
Kenneth R. Black .......      --        --        13,312/0          $697/0

     Subsequent to September 30, 1996, the Company's Board of Directors granted additional stock options to executive officers under the Company's 1994 Stock Option Plan. In December 1996, the Board of Directors granted stock options, exercisable at $3.6875 per share, to John C. McCormack to purchase 6,386 shares of Common Stock, to Kenneth R. Black to purchase 4,257 shares of Common Stock, and to Alain J-M Clenet to purchase 8,278 shares of Common Stock. Each of the options granted in December 1996 expire on December 17, 1999. In January 1997, the Board of Directors granted stock options, exercisable at $4.00 per share, to John C. McCormack and Kenneth R. Black each to purchase 100,000 shares of Common Stock, expiring on January 15, 2002.

Employment Agreements

     In April 1995, the Company entered into an Amended and Restated Employment Agreement with Alain J-M Clenet, the Company's Chairman of the Board and Chief Executive Officer, pursuant to which he receives a base annual salary of $152,500. Mr. Clenet's base salary is subject to cost-of-living adjustments and may be increased by the Board of Directors. The initial term is through April 20, 2000, and will be automatically extended for additional two year terms unless either party notifies the other at least six months in advance. Mr. Clenet is entitled to participate in all insurance plans and benefits of the Company and to also be reimbursed for all of his and his family's medical and dental expenses not paid for under such programs. Mr. Clenet also receives a $5 million umbrella liability insurance policy paid for by the Company.

     On March 1, 1997, the Company entered into employment agreements with Jack McCormack and Ken Black. Each of the Employment Agreements expires as of February 28, 1999, however, they will be automatically renewed for additional two year terms unless either the Company or the employee gives to the other six months notice that the agreement is to be terminated. Pursuant to the employment agreements, Mr. Black is entitled to a salary of $90,000 per year and Mr. McCormack is entitled to a salary of $90,000 per year. Both agreements provide for cost of living adjustments and participation in all fringe benefits available to other executive officers. Mr. McCormack's agreement also provides that he is to be granted options to purchase 25,000 shares annually, in addition to the 100,000 options he was granted on January 15, 1997.

     Effective during the fiscal year ended September 30, 1995, the Company's Directors do not receive fees for their attendance at Board or committee meetings, but they have received options under the Company's 1994 Stock Option Plan. Directors are also reimbursed for their reasonable expenses in attending meetings of the Board of Directors and any committees thereof.

Directors' Compensation

     During the last three years the Company has granted to the independent members of the Company's Board of Directors options to purchase 25,000 shares of common stock each year. The most recent options granted under this policy were granted on December 17, 1996, with an exercise price of $3.6875, when 25,000 options were granted to each of Sheila Ronis, Robert Sinclair and Lawrence Cohen.

Stock Option Plans

  1994 Stock Option Plan

     The 1994 Stock Option Plan provides for the grant of options to purchase up to 750,000 shares of Common Stock to employees, officers, directors and consultants of the Company. The purpose of this plan is two-fold. First, the plan will further the interests of the Company and its shareholders by providing incentives in the form of stock options to employees who contribute materially to the success and profitability of the Company. Second, the plan will provide the Company flexibility and the means to reward directors and consultants who render valuable contributions to the Company. The Board has the power to determine at the time the option is granted whether the option will be an incentive stock option (an option which qualifies under Section 422 of the Internal Revenue Code of 1986) or an option which is not an incentive stock option. However, incentive stock options will only be granted to persons who are employees of the Company. Vesting provisions are determined by the Board at the time options are granted. The option price must be satisfied by the payment of cash. The Board of Directors may amend the plan at any time, provided that the Board may not amend the plan to materially increase the number of shares available under the plan to materially change the eligible class of employees without shareholder approval.

     As of March 15, 1997, there were 656,806 options outstanding under the plan with exercise prices ranging from $3.6875 to $4.5625.

     401(K) Plan

     Effective October 1, 1995, the Company implemented a 401(K) Plan pursuant to which all eligible employees may contribute up to 15% of their compensation. The Company matches contributions in the amount of 10% of all elective deferrals, and, at the Company's option, may contribute annually up to 15% of the total compensation of all eligible employees. Executive Officers of the Company are eligible to participate in this plan. During the fiscal year ended September 30, 1996, the Company made $8,047 in matching contributions under this plan.

                               CONCURRENT OFFERING


     The  registration  statement  of which  this  Prospectus  forms a part also includes a Prospectus with respect to an offering by certain Selling Shareholders of 83,040 shares of Common Stock issued in connection with the Company's December 1996 - January 1997 Private Placement. These shares may be sold in the open market, in privately negotiated transactions, or otherwise directly by the holders thereof, subject to the following contractual restrictions. With the exception of a bank which has warrants to purchase 18,750 shares, each Selling Shareholder has agreed not to sell, transfer or otherwise publicly dispose of the Selling Shareholders' Stock for twelve months from the date of this Prospectus. The bank has agreed not to sell, transfer or otherwise publicly dispose of its shares for six months from the date of this Prospectus without the prior written consent of the Representative.


     The Company will not receive any proceeds from the sale of any of the Selling Shareholders' shares. Sales of such stock or the potential of such sales may have an adverse effect on the market price of the shares of Common Stock offered hereby.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the number and percentage of shares of the Company's no par value Common Stock owned beneficially, as of May 28, 1997, by any person, who is known to the Company to be the beneficial owner of 5% or more of such Common Stock, and, in addition, by each Director of the Company and by all Directors and Executive Officers of the Company as a group. Information as to beneficial ownership is based upon statements furnished to the Company by such persons.

                                        Amount and           Percent of Class
    Name and Address                    Nature of          Before         After
   Of Beneficial Owner             Beneficial Ownership   Offering      Offering
   -------------------              -------------------   --------      --------
Alain J-M Clenet .................      2,019,742(1)        28.5%
600 C Ward Drive
Santa Barbara, CA  93111

Sheila R. Ronis ..................         63,596(2)         0.9%
640 Rolling Green Circle
Rochester Hills, MI  48309

Robert J. Sinclair ...............         63,377(2)         0.9%
1025 North Ontare Road
Santa Barbara, CA  93103

Lawrence Cohen ...................         50,000(3)         0.7%
3311 NE 26th Avenue
Lighthouse Point, FL  33064

Brian Chang ......................      1,217,113           17.2%
1 Chatworth Road, No. 2421
Singapore 1024

All Directors and Executive ......      2,496,456(4)        32.8%
Officers as a Group (7 persons)

----------
(1)  Includes 8,278 shares underlying stock options held by Mr. Clenet.

(2)  Includes 50,000 shares underlying stock options held by such person.

(3)  Represents shares underlying stock options held by Mr. Cohen.

(4) Includes shares beneficially owned by the following persons who are Executive Officers of the Company; 172,172 shares underlying stock options held by John C. McCormack; 117,569 shares underlying options held by Kenneth R. Black; and 10,000 shares underlying options held by Steven E. Sanderson.

                              CERTAIN TRANSACTIONS

     On August 11, 1994, ASHA Corporation entered into a joint venture with TAISUN Automotive of which Mr. Brian Chang is 85% shareholder. Mr. Chang is a principal shareholder of the Company. The joint venture was formed as a Singapore corporation named ASHA/TAISUN PTE LTD. ("ASHA/TAISUN"). The purpose of this Joint Venture is to exploit the Company's ABC technology in the China and Southeast Asia markets.


     ASHA/TAISUN, through its 85%-owned subsidiary, Jiaxing Independent Auto Design and Development Co., Ltd., is developing an automobile manufacturing facility in Jiaxing, China. ASHA/TAISUN has also contracted with the Company for automobile design work. During the eighteen months ended March 31, 1997, the Company invested $1,535,491 in the joint venture.


     In March 1994, Brian Chang purchased 235,294 shares of the Company's Common Stock for $1,000,000 in cash. On November 2, 1995, Mr. Chang purchased an additional 181,818 shares of ASHA Common Stock from the Company for $750,000 in cash.

     Management of the Company believes that the above transactions have been on terms no less favorable to the Company than those that could have been obtained from unaffiliated parties. Future transactions with affiliated parties will be approved by a majority of the Company's disinterested Directors and will be on terms no less favorable than those that could be obtained from unaffiliated parties.

                            DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

Common Stock


     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. See "DIVIDENDS." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.


     On December 9, 1993, the Company's shareholders approved a proposed reverse split of the outstanding shares of the Company's Common Stock of 1 for 85. The reverse split was effective on February 1, 1994. All share data in this Prospectus gives a retroactive effect to the reverse stock split.

Preferred Stock


     The Company is authorized to issue up to 10,000,000 shares of undesignated Preferred Stock. The Board of Directors will have the authority to issue the undesignated Preferred Stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. Any issuance of Preferred Stock will be approved by a majority of the independent directors on the Board of Directors who do not have an interest in the transaction and who have access, at the Company's expense, to the Company's, or independent legal counsel. The issuance of any Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of the Common Stock. At present, the Company has no plans to issue any shares of Preferred Stock.


Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Company's Common Stock is TranSecurities International, Inc., 2510 North Pines, Suite 202, Spokane, Washington 99206.

Bank Warrant

     In connection with the increase in the Company's line of credit from Montecito Bank and Trust (the "Bank") in November 1996, the Company issued a warrant to the Bank to purchase up to 18,750 shares of Common Stock at $4.00 per share. The warrant is exercisable until November 24, 2001. The warrant contains certain registration rights, and the resale of the shares issuable under this warrant is covered by the Registration Statement of which this Prospectus is a part. See "CONCURRENT OFFERING."

                                  UNDERWRITING

     The Underwriters listed below (the "Underwriters") have agreed, subject to the terms and conditions of the Underwriting Agreement between the Company and H.J. Meyers & Co., Inc., as Representative of the Underwriters, to purchase from the Company the number of shares of Common Stock set forth opposite their names. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters shall be obligated to purchase all of the shares of Common Stock if any of the shares are purchased. The 10% underwriting discount set forth on the cover page of this Prospectus will be allowed to the Underwriters at the time of delivery to the Underwriters of the shares of Common Stock so purchased.

           Name of Underwriter                       Number of Shares
           -------------------                       -----------------
        H.J. Meyers & Co., Inc. ..................
                                                      ---------------
            Total ................................
                                                      ===============

     The Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public at an offering price of $____ per Share and that the Underwriters may allow certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") a concession of not in excess of $____ per Share. After commencement of the offering, the public offering price and concession may be changed.

     The Underwriters have advised the Company that they do not intend to sell any of the securities offered hereby to accounts for which they exercise discretionary authority.

     The Company has granted to the Representative an option, exercisable during the 30 business-day period from the date of this Prospectus, to purchase up to a maximum of ________ additional Shares on the same terms set forth above. The Representative may exercise such right only to satisfy over-allotments in the sale of the Shares.


     The Company has agreed to pay to the Representative a non-accountable expense allowance equal to 3% of the total proceeds of the offering, or $150,000 ($172,500 if the Representative exercises the over-allotment option in full), of which $50,000 has already been paid. In addition to the Underwriter's commissions and Representative's expense allowance, the Company is required to pay the costs of qualifying the shares under federal and state securities laws, together with legal and accounting fees, printing and other costs in connection with this offering, estimated to total approximately $220,000.

     At the closing of the offering, the Company will issue to the Representative, for $5.00, a warrant (the "Representative's Warrant") to purchase for investment a maximum of _____ Shares of Common Stock. The Representative's Warrant will be exercisable for a four year period commencing one year from the date of this Prospectus. The exercise price of the Representative's Warrant is __% of the public offering price per Share, or $_____ per Share. The Representative's Warrant will not be transferable prior to its exercise date except to officers of the Representative and members of the selling group and officers and partners thereof.


     The Representative's Warrant will contain anti-dilution provisions providing for adjustment in the event of any stock dividend, stock split, recapitalization, reclassification or similar transaction. The Representative's Warrant does not entitle the Representative to any rights as a shareholder of the Company until such warrant is exercised and the shares of Common Stock are purchased thereunder.

     The Representative's Warrant and the shares of Common Stock thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act. The Company has agreed that, upon written request by a holder or holders of 50% or more of the Representative's Warrants which is made during the exercise period of the Representative's Warrant, the Company will, on two separate occasions, register the Representative's Warrant and any of the securities issuable upon exercise thereof. The initial such registration will be at the Company's expense and the second such registration will be at the expense of the holder(s) of the Representative's Warrant.

     For the period during which the Representative's Warrant is exercisable, the holder or holders will have the opportunity to profit from the rise in the market value of the Company's Common Stock, with a resulting dilution in the interests of the other shareholders of the Company. The holder or holders of the Representative's Warrant can be expected to exercise it at a time when the Company would, in all likelihood, be able to obtain any needed capital from an offering of its unissued Common Stock on terms more favorable to the Company than those provided for in the Representative's Warrant. Such fact may adversely affect the terms on which the Company can obtain additional financing. To the extent that the Representative realizes any gain from the resale of the Representative's Warrant or the securities issuable thereunder, such gain may be deemed additional underwriting compensation under the Securities Act.

     Officers, directors and holders of five percent or more of the Company's outstanding capital stock have agreed that they will not sell any shares of Common Stock owned by them (or subsequently acquired under any option, warrant or convertible security owned prior to this offering) for eighteen months following the date of this Prospectus, without the Representative's prior written consent. However, the Representative has agreed to allow Alain J-M Clenet, the Company's Chief Executive Officer and Chairman of the Board, to sell up to 30,000 shares of Common Stock commencing 90 days after the date of this Prospectus, provided such sales are made through the Representative. During the three (3) year period after the closing date of the Offering, the Representative will have the right to purchase for its own account or sell for the account of the Company's officers, directors and principal shareholders (any person holding 5% or more of the Company's voting securities) any securities sold pursuant to Rule 144 under the Securities Act.

     The Company has agreed that for a period of eighteen months from the date of this Prospectus it will not sell any securities (with the exception of the shares of Common Stock issued upon the exercise of the Redeemable Warrants or currently outstanding options or warrants) without the prior written consent of the Representative, which consent shall not be unreasonably withheld. The Company has also agreed that with respect to sales of securities to be made pursuant to Regulation S under the Securities Act such period shall be for twenty-four months.

     The Company has also agreed that, for a period of two years from the date of this Prospectus, if it participates in any merger, consolidation or other transaction which the Representative has brought to the Company (including an acquisition of assets or stock for which it pays, in whole or in part, with shares of the Company's Common Stock or other securities) then it will pay for the Representative's services an amount equal to 5% of the first $3,000,000 of value paid or received in the transaction, 2-1/2% of any consideration paid over $3,000,000 and not greater than $5,000,000, and 2% of all such value above $5,000,000. The Company has also agreed that if, during this two-year period, someone other than the Representative brings such a merger, consolidation or other transaction to the Company, and the Representative renders advice in connection therewith, then upon consummation of the transaction the Company will pay to the Representative as a fee the appropriate amount as set forth or as otherwise agreed to between the Company and the Representative.

     The Company has agreed to enter into a consulting agreement with the Representative under the terms of which the Representative will be paid a non-refundable fee of $5,000.00 per month for 12 months. The Company has agreed to pay the Representative the entire one year fee upon the closing of this Offering. The Representative will perform consulting services related to corporate finance and other financial service matters, upon the request of the President of the Company, and will make available qualified personnel for this purpose and devote such business time and attention to such matters as it shall determine is required.

     The Company has agreed that, for a period of three years from the date of this Prospectus, it will allow a non-voting observer to the Company's Board of Directors designated by the Representative and acceptable to the Company, who shall be invited to attend all meetings and shall be compensated in the same manner as are non-employee directors of the Company.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Representative against certain liabilities in connection with the registration statement, including liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Underwriting Agreement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The foregoing is a brief summary of certain provisions of the Underwriting Agreement and does not purport to be a complete statement of its terms and conditions. A copy of the Underwriting Agreement is on file with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. See "AVAILABLE INFORMATION."


     The public offering price of the Shares offered hereby has been negotiated between the Company and the Representative. Among the factors considered in determining the offering price were the market price of the Common Stock, the Company's financial condition and prospects, market prices of similar securities of comparable publicly-traded companies, certain financial and operating information of companies engaged in activities similar to those of the Company and general conditions of the securities markets.


     The rules of the Commission generally prohibit the Underwriters from making a market in the Common Stock during the two business days prior to commencement of sales in the offering (the "Cooling Off Period"). The Commission has, however, adopted Rule 103 under Regulation M ("Regulation M") which provides an exemption from such prohibition for certain passive market making transactions. Such passive market making transactions must comply with applicable price and volume limits and must be identified as passive market making transactions. In general, pursuant to Regulation M, a passive market maker may display its bid for a security at a price not in excess of the highest independent bid for the security. If all independent bids are low or below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Further, net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in a security during a specified prior period and must be discontinued when such limit is reached. Pursuant to the exemption provided by Regulation M, certain of the Underwriters and selling group numbers may engage in passive market making in the Common Stock during the Cooling Off Period. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail, and if commenced, may be discontinued at any time.

     In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The
Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the over-allotment option referred to above. In addition, the Representative may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

      The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which is filed as an exhibit to the Registration Statement. See "ADDITIONAL INFORMATION."

                                  LEGAL MATTERS


     The legality of the securities of the Company offered will be passed on for the Company by Krys Boyle Freedman Scott & Sawyer, P.C., Suite 2700 South Tower, 600 Seventeenth Street, Denver, Colorado 80202. The law firm of Morse, Zelnick, Rose & Lander, a limited liability partnership, 450 Park Avenue, New York, New York 10022-2605, has acted as legal counsel to the Representative in connection with certain legal matters relating to this offering.

                                     EXPERTS

     The audited financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


     The financial statements of the Company for the year ended September 30, 1995, included in this Prospectus and in the Registration Statement, have been included herein in reliance upon the report of McDirmid, Mikkelsen & Secrest, P.S., Certified Public Accountants, given upon the authority of that firm as experts in accounting and auditing. The Company changed its accountants from McDirmid, Mikkelsen & Secrest, P.S. to Arthur Andersen LLP because of its desire to retain a nationally recognized accounting firm. There were no disagreements with the former accountant on any matter of accounting principles or practices.


                             ADDITIONAL INFORMATION

     A Registration Statement on Form SB-2, including amendments thereto, relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

     The Company is subject to the reporting requirements of Section 13(a) and to the proxy requirements of Section 14 of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning the Company may be inspected or copied at the public reference facilities at the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices in New York, 7 World Trade Center, New York, New York 10048, and in Chicago, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents can be obtained at the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's web site (http.//www.sec.gov).

                          INDEX TO FINANCIAL STATEMENTS

                                                                       Page
                                                                       ----
 Reports of Independent Public Accountants........................   F-2 - F-5

 Financial Statements

     Balance Sheets...............................................   F-6

     Statements of Operations.....................................   F-7

     Statements of Stockholders' Equity...........................   F-8

     Statements of Cash Flows.....................................   F-9

     Notes to Financial Statements................................   F-10 - F-17

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of ASHA Corporation:

     We have audited the accompanying balance sheet of ASHA CORPORATION (a Delaware Corporation) as of September 30, 1996, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of ASHA-TAISUN Pte. Ltd., a joint venture in which the Company owns 50 percent (see Note 5), which investment is reflected as $600,491 on the September 30, 1996 balance sheet. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provides a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of ASHA Corporation at September 30, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP
                                             ARTHUR ANDERSEN LLP

Los Angeles, California
December 6, 1996

                          INDEPENDENT AUDITOR'S REPORT

Board of Directors of
ASHA Corporation
Santa Barbara, California

     We have audited the accompanying balance sheet of ASHA CORPORATION as of September 30, 1995, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ASHA Corporation at September 30, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ McDirmid, Mikkelsen & Secrest, P.S.
 MCDIRMID, MIKKELSEN & SECREST, P.S.

Spokane, Washington
January 11, 1996

             AUDITORS REPORT TO THE MEMBERS OF ASHA-TAISUN PTE LTD.

     We have audited the financial statements set out on pages 7 to 11 in accordance with Statements of Auditing Guidelines and Statements of Auditing Practice and, accordingly, included such tests of the accounting records and such other auditing procedures as we considered appropriate in the circumstances.

     The Company has not consolidated the financial statements of the subsidiary, Jiaxing Independence Auto Design and Development Co Ltd., as the audited financial statements are not available. This is a departure from the Statement of Accounting Standard 26.

     Except for the matter referred to above, in our opinion:

     (a) The financial statements are properly drawn up in accordance with the provisions of the Companies Act, Cap. 50 and Statements of Accounting Standards and so as to give a true and fair view of:

          (i) the state of affairs of the Company as at 30 September 1996 and the results of the Company for the period ended on that date; and

          (ii) the other matters required by Section 201 of the Act to be dealt with in the financial statements.

      (b) The accounting and other records, and the registers required by the Act to be kept by the Company have been properly kept in accordance with the provisions of the Act.

                                               /s/ Y.P. TAN & CO.
                                                   Y.P. TAN & CO.
                                                   Certified Public Accountants

13A Teo Hong Road
Singapore 088327

December 6, 1996

                                 AUDITING REPORT

ASHA-TAISUN PTE LTD.

     We have verified Jiaxing Independence Auto Design and Development Co.'s Balance Sheet on

September 30th 1996, Income Statement and the Statement of Changes in Financial Position from October 1, 1995 to September 30, 1996, after we had received Mrs. Marguerite Monroy's fax order on November 25th 1996. All these accounting statements will be prepared by Jiaxing Independence Co. Our auditing is based on the Independent Auditing Standards of the CCPA's. During this period, we have done all necessary procedures inclose spot check that we have considered.

     We certified that all the Accounting Forms following are in conformity with the stipulation of the Accounting Standards and the Foreign Investment Enterprise Accounting System of the People's Republic of China. They also impartially report the Entity's financial position on September 30th 1996, and rightly report the performance and the cash flowing's during this period and that all the Accounting Procedures are rely on the Generally Accepted Accounting Principles.

     Additional copy:  Specification on the audit activity.

                            By: /s/ Jiaxing Dexin Certified Public Accountants
                                    Jiaxing Dexin Certified Public Accountants


Add. No. 567 Qinjian Road
Jiaxing China
Date:  December 2, 1996

                                ASHA CORPORATION

                                 BALANCE SHEETS

                                                                   September 30,             March 31,
                                                            ----------------------------   -------------
                                                                1995            1996            1997
                                                            ------------    ------------   -------------
                                                                                            (unaudited)
                                                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ..............................   $    12,804    $    13,581    $   122,743
  Short-term investments .................................          --          247,548          9,987
  Accounts receivable ....................................     1,624,272      1,089,955      1,132,777
  Prepaid expenses and other .............................        87,996         64,819        175,423
                                                             -----------    -----------    -----------
        Total current assets .............................     1,725,072      1,415,903      1,440,930
                                                             -----------    -----------    -----------
PROPERTY AND EQUIPMENT, at cost,
   net of accumulated depreciation
   and amortization ......................................       147,407        203,480        169,692
OTHER ASSETS:
  Long-term receivable ...................................       829,345           --          851,794
  Investment in affiliate ................................       429,702        600,491        840,635
                                                             -----------    -----------    -----------
                                                               1,259,047        600,491      1,692,429
                                                             -----------    -----------    -----------
                                                             $ 3,131,526    $ 2,219,874    $ 3,303,051
                                                             ===========    ===========    ===========

                                        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Short-term borrowings ..................................   $    85,000    $   275,000    $   750,000
  Notes payable-- bridge financing .......................          --             --          759,375
  Due to related party ...................................        45,000           --             --
  Accounts payable .......................................        74,723        102,262        149,060
  Accrued liabilities ....................................       127,632        108,985        153,034
                                                             -----------    -----------    -----------
        Total current liabilities ........................       332,355        486,247      1,811,469
                                                             -----------    -----------    -----------
COMMITMENTS (Note 10)

STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value
     Authorized--10,000,000 shares;
       no shares issued or outstanding ...................          --             --             --
  Common stock, $.00001 par value:
     Authorized--20,000,000 shares
     Issued and outstanding--6,891,837
       shares in 1995, 7,076,217 shares in
       1996, and 7,144,877 shares in 1997 ................            69             71             72
  Additional paid-in capital .............................     5,139,936      5,926,456      6,208,345
  Accumulated deficit ....................................    (2,298,671)    (4,110,993)    (4,634,928)
  Less: Treasury stock, at cost ..........................       (42,163)       (81,907)       (81,907)
                                                             -----------    -----------    -----------
                                                               2,799,171      1,733,627      1,491,582
                                                             -----------    -----------    -----------
                                                             $ 3,131,526    $ 2,219,874    $ 3,303,051
                                                             ===========    ===========    ===========

      The accompanying notes are an integral part of these balance sheets.

                                ASHA CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                           Six Months Ended
                                          Year Ended September 30,             March 31,

                                        ---------------------------    -------------------------
                                            1995            1996           1996          1997
                                        -----------     -----------    -----------   -----------
                                                                                     (unaudited)
REVENUES:
  License and right of refusal ......   $ 4,089,643    $ 1,315,000    $ 1,351,000    $ 1,000,000
  Contract and other services .......       346,313        395,898        115,953        172,095
                                        -----------    -----------    -----------    -----------
                                          4,435,956      1,710,898      1,466,953      1,172,095
                                        -----------    -----------    -----------    -----------
OPERATING EXPENSES:
  Research and development ..........     1,067,795      1,044,873        515,930        459,496
  Officers' salaries ................       414,415        480,900        304,199        205,893
  Legal and accounting ..............        82,854         97,149         51,263        125,838
  Patent application ................        73,253         45,537         12,701         12,064
  Taxes and licenses ................        98,946        136,076         53,854         64,244
  Selling, general and administrative       705,493        870,529        521,225        366,890
  Depreciation and amortization .....        48,792         75,472         24,310         33,788
                                        -----------    -----------    -----------    -----------
                                          2,491,548      2,750,536      1,483,482      1,268,213
                                        -----------    -----------    -----------    -----------
    Income (loss) from operations ...     1,944,408     (1,039,638)       (16,529)       (96,118)
OTHER INCOME (EXPENSE):
  Revaluation of long-term receivable          --             --             --          (39,608)
  Loss from investment in affiliate .      (470,298)      (886,592)          --         (237,966)
  Interest and investment income ....       100,095        117,322         12,849          5,113
  Interest expense ..................        (1,445)        (2,614)          --         (155,356)
                                        -----------    -----------    -----------    -----------
                                           (371,648)      (771,884)        12,849       (427,817)
                                        -----------    -----------    -----------    -----------
  Income (loss) before provision
     for income taxes ...............     1,572,760     (1,811,522)        (3,680)      (523,935)
Provision for income taxes ..........        41,427            800         13,500           --
                                        -----------    -----------    -----------    -----------
Net income (loss) ...................   $ 1,531,333    $(1,812,322)   $   (17,180)    $ (523,935)
                                        ===========    ===========    ===========    ===========
Net income (loss) per common share ..   $       .22    $      (.26)   $      --       $      (.07)
                                        ===========    ===========    ===========    ===========
Weighted Average Number of common
   shares outstanding ...............     6,838,196      7,057,635      6,924,367      7,103,919
                                        ===========    ===========    ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                                ASHA CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                     Common Stock      Additional                                     Total
                                  ------------------     Paid-in      Accumulated       Treasury  Stockholders'
                                     Shares/Amount       Capital        Deficit           Stock      Equity
                                  ------------------  ------------   -------------     ----------- -----------
BALANCE,
   September 30, 1994............  6,842,591   $68      $5,009,087    $(3,830,004)      $(19,788)   $1,159,363

Issuance of common stock
   for services..................     15,104    --          70,457          --              --          70,457

Issuance of common stock.........     39,142     1          60,392          --              --          60,393

Purchase of common
   stock for treasury............     (5,000)   --            --          --           (22,375)        (22,375)

Net income.......................        --     --            --        1,531,333            --      1,531,333
                                   ---------   ---      ----------    -----------       --------    ----------
BALANCE,

   September 30, 1995............  6,891,837    69       5,139,936     (2,298,671)       (42,163)    2,799,171

Issuance of common stock
   for cash......................    181,818     2         749,998          --              --         750,000

Issuance of common stock,
   due to exercise of
   stock options.................      8,921    --          36,522          --              --          36,522

Retirement of common
   stock for treasury............     (6,359)   --           --             --         (39,744)        (39,744)

Net loss.........................        --     --           --        (1,812,322)         --       (1,812,322)
                                   ---------   ---      ----------    -----------       --------    ----------
BALANCE,
   September 30, 1996............  7,076,217    71       5,926,456     (4,110,993)       (81,907)    1,733,627

Issuance of common stock,
   due to exercise of stock
   options (unaudited)...........      4,370    --          16,890          --             --           16,890

Fair value of common stock
   issued in connection with the
   sale of units (unaudited).....     64,290     1         224,999          --             --          225,000

Fair value of warrant issued
   to a bank (unaudited).........        --     --          40,000          --             --           40,000

Net loss (unaudited).............        --     --           --          (523,935)         --         (523,935)
                                   ---------   ---      ----------    -----------       --------    ----------
BALANCE,
   March 31, 1997
   (unaudited)...................  7,144,877   $72      $6,208,345    $(4,634,928)      $(81,907)   $1,491,582
                                   =========   ===      ==========    ===========       ========    ==========


   The accompanying notes are an integral part of these financial statements.

                                ASHA CORPORATION

                            STATEMENTS OF CASH FLOWS


                                                                                        Six Months Ended
                                                      Year Ended September 30,              March 31,
                                                     ---------------------------   ---------------------------
                                                        1995            1996           1996           1997
                                                     -----------    ------------   ------------    -----------
                                                                                            (unaudited)

CASH FLOWS FROM OPERATING
ACTIVITIES:
Net income (loss)................................     $1,531,333     $(1,812,322)    $ (17,180)     $(523,935)
Adjustments to reconcile net income (loss)
   to net cash provided by (used in)
   operating activities:
    Interest expense in connection
      with issuance of common stock
      and stock warrant..........................           --              --            --          109,375
    Depreciation and amortization................         48,792          75,472        24,310         33,788
    Revaluation of long-term receivable..........           --              --            --           39,608
    Issuance of common stock for services........         70,457            --            --             --
    Accrued interest on long-term receivable.....           --           (62,057)         --             --
    Gain on sale of equipment....................         (2,401)           --            --             --
    Loss on sale of short-term investments.......          1,121            --            --             --
    Loss on investment in affiliate..............        470,298         886,592          --          237,966
      Changes in assets and liabilities:
      Decrease (increase) in:
        Accounts receivable......................     (1,434,450)      1,425,719     1,508,628       (934,224)
        Officer receivable.......................         20,515            --            --             --
        Long-term receivable.....................       (829,345)           --            --             --
        Prepaid expenses and other...............          2,383          23,177           232          5,396
      Increase (decrease) in:
        Accounts payable.........................         43,220          27,539       (38,392)        46,798
        Accrued liabilities......................         56,006         (18,647)       23,519         44,049
                                                      ----------     -----------     ---------      ---------
      Net cash provided by (used in)
        operating activities.....................        (22,071)        545,473     1,501,117       (941,179)
                                                      ----------     -----------     ---------      ---------
CASH FLOWS FROM INVESTING
ACTIVITIES:
Purchases of short-term investments..............         (7,782)       (247,548)   (1,514,784)       237,561
Proceeds from sale of short-term investments.....        253,207            --            --             --
Additions to property and equipment..............        (90,575)       (131,545)      (56,687)          --
Proceeds from sale of property
   and equipment.................................          5,500            --            --             --
Investment in affiliate..........................       (900,000)     (1,057,381)     (447,533)      (478,110)
                                                      ----------     -----------     ---------      ---------
      Net cash used in investing activities......       (739,650)     (1,436,474)   (2,019,004)      (240,549)
                                                      ----------     -----------     ---------      ---------
CASH FLOWS FROM FINANCING
ACTIVITIES:
Net borrowing (repayments)
   under line of credit agreement................         85,000         190,000       (85,000)       475,000
Net proceeds from sale of units..................           --              --            --          799,000
Due to related party.............................         45,000         (45,000)      (45,000)          --
Proceeds from issuance of common stock...........            --          750,000       750,000         16,890
Proceeds from exercise of stock options..........         41,813          36,522          --             --
Purchase of common stock for treasury............        (22,375)           --            --             --
Repayment of receivable through
   retirement of common stock....................           --          (39,744)          --             --
Principal payments on obligations under
   capital lease.................................           (733)           --            --             --
                                                      ----------     -----------     ---------      ---------
      Net cash provided by
         financing activities....................        148,705         891,778       620,000      1,290,890
                                                      ----------     -----------     ---------      ---------
Net increase (decrease) in cash and
   cash equivalents..............................       (613,016)            777       102,113        109,162
Cash and cash equivalents at beginning
   of period.....................................        625,820          12,804        12,804         13,581
                                                      ----------     -----------     ---------      ---------
Cash and cash equivalents at end of period.......     $   12,804     $    13,581     $ 114,917      $ 122,743
                                                      ==========     ===========     =========      =========


   The accompanying notes are an integral part of these financial statements.

                                ASHA CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

1.  The Company

     ASHA Corporation (the Company) is incorporated in the State of Delaware. The Company's operations include the design, development and marketing of automobiles, automobile components and accessories. Manufacturing and distribution are expected to be contracted to other companies through licensing, joint venture or other arrangements. During fiscal 1996, all of the Company's revenues were related to its GERODISC product. The GERODISC is an automated hydromechanical traction control device.

     Management is continuing its marketing and development activities with the goal of generating revenue through prototype and product development and the eventual sale or license of its products.

     Management believes that continuation of its marketing and product development efforts will produce increasing revenues. Management also believes it will be able to generate sufficient funds through the issuances of debt or equity to sustain operations until revenues are sufficient to sustain operations. During fiscal 1996, the Company raised approximately $787,000 through the sale of common stock. In January 1997, the Company received approximately $799,000 in net proceeds from the private sale of units consisting of promissory notes and common stock.

     The Company is subject to numerous business risks at this stage of its development. These risks include, but are not limited to, the Company's accumulated deficit and recent operating losses, the uncertainty of market acceptance of the Company's GERODISC product into the U.S. automotive industry, the dependence upon primarily one product (GERODISC), potential competition and the uncertainty of doing business in China.

2.  Summary of Significant Accounting Policies

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

   Revenue Recognition

     The Company recognizes revenue from license fees over the period the license fee is earned. Service revenues are recognized as the service is performed.

   Research and Development

     Costs associated with developing and testing new concepts and designs are expensed as incurred. All research and development and patent acquisition costs have been expensed through September 30, 1996.

   Significant Customers

     During fiscal 1996, revenues from one customer (see Note 3) represented 75 percent of the Company's total revenues. At September 30, 1996, a receivable from another customer accounted for 82 percent of the Company's accounts receivable balance.

     During fiscal 1995, revenues from two customers (see Note 3) represented 82 percent of the Company's total revenues. At September 30, 1995, receivables from these two customers accounted for 89 percent of the Company's accounts receivable balance.

   Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                                ASHA CORPORATION

   Short-Term Investments


     The Company accounts for its investments in debt and equity securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As defined by the new standard, the Company has classified its investments as "trading securities." The investments are recorded at cost, which approximated their market values at September 30, 1996.


   Investment  in Affiliate

     Investment in affiliate is accounted for on the equity method (see Note 5).
Foreign  currency  gains  and  losses  resulting  from   transactions  with  the
affiliated company are included in results of operations.

   Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed on straight-line and accelerated methods over estimated useful lives of five to seven years.

   Statements of Cash Flows

     Cash paid for income taxes was $41,427 in 1995 and $28,026 in 1996. Cash paid for interest was $1,445 in 1995 and $2,614 in 1996.

     In  1996,  the  long-term   receivable  was   reclassified   into  accounts
receivable. This non-cash transaction is excluded from the 1996 Statement of Cash Flows.

   Net Income (Loss) Per Common Share

     Net income (loss) per common share amounts are based on the weighted average number of shares of common stock and common stock equivalents (dilutive stock options) outstanding during the related periods. The weighted average number of common stock equivalent shares includes shares issuable upon the assumed exercise of stock options, less the number of shares assumed purchased with the proceeds available from such exercise. The effect of dilutive common share equivalents is not included in the net loss per common share calculation for fiscal 1996.

   Reclassifications

     Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

3.  Licensing and Right of First Refusal Agreements

     In August 1993, the Company entered into a licensing agreement with New Venture Gear, Inc. (NVG) to manufacture and market one of its products (the GERODISC). During fiscal 1995, the Company received $250,000 under the agreement and NVG committed to pay $450,000 to keep the agreement in force through 1996. The $450,000 was paid in fiscal 1996. The agreement also calls for the Company to receive a royalty for each unit produced under the agreement. Through September 30, 1996, no royalties had been earned under the agreement.

     In December 1994, the Company and NVG amended the license agreement to provide that in the event NVG is awarded a production program by a major original equipment manufacturer (OEM), NVG will pay $1,000,000 to the Company at the beginning of the first model year of production, in addition to the amounts discussed above. On December 24, 1994, NVG was awarded a production program with a major OEM, with the first model year scheduled to begin in August 1997. In May 1997, the production schedule was revised (see Note 12). The $1,000,000 was recognized as revenue in fiscal 1995 as the amount will be paid in August 1997 (see Note 12) irrespective of any units ever being produced and with no further performance required on the part of the Company. The long-term receivable in 1995 represents the $1,000,000 payment due discounted to its present value of $829,345 as of September 30, 1995. At September 30, 1996, this receivable is included in accounts receivable at its present value of approximately $900,000.

                                ASHA CORPORATION

     On December 28, 1994, the Company entered into an agreement with DANA Corporation in which the Company licensed DANA the right to manufacture and market GERODISC. The license agreement provides for a licensing fee of $2,000,000, of which $1,000,000 was paid in February 1995 and $1,000,000 was paid in January 1996. The $2,000,000 was recorded as license revenue in fiscal 1995 as the license fee was solely for the right to manufacture and market the product and there was no further performance required on the part of the Company. In addition, the Company will receive a royalty on each unit produced under the agreement. Through September 30, 1996, no royalties had been earned under the agreement.

     On November 10, 1995, the Company and Hall Racing entered into an agreement for the 1996 IndyCar racing season. The November 1995 agreement requires Hall Racing to pay $65,000 for the right to use GERODISC on an exclusive basis for the 1996 racing season. This amount has been recorded as revenue in fiscal 1996.

     On October 9, 1995, the Company and Steyr-Daimler-Puch Fahrzeugtechnik, GmbH, (Steyr) entered into an option agreement to use GERODISC applications. In fiscal 1996, Steyr paid $100,000 for the option. This amount has been recorded as revenue in fiscal 1996.

     On November 1, 1995, the Company entered into an option agreement with American Axle and Manufacturing, Inc., which granted American Axle an eighteen month option to acquire non-exclusive licenses for up to three different applications world-wide. The agreement also calls for the Company to receive a royalty on each unit produced under the agreement. In November 1995, American Axle paid $1,150,000 for the option. As of September 30, 1996, no royalties had been earned under the agreement.

4.  Property and Equipment

     Property and equipment consisted of the following at September 30, 1995 and 1996:

                                                            1995         1996
                                                            -----        -----
       Vehicles.........................................  $ 33,196     $ 70,378
       Furniture and fixtures...........................    98,945      103,284
       Machinery and equipment..........................   234,974      320,705
       Leasehold and improvements.......................    31,374       35,667
                                                          --------     --------
                                                           398,489      530,034
       Accumulated depreciation and amortization........  (251,082)    (326,554)
                                                          --------     --------
                                                          $147,407     $203,480
                                                          ========     ========

5.  Investment in Affiliate

     On August 11, 1994, the Company entered into a joint venture agreement with TAISUN Automotive Pte. Ltd., a Singapore corporation. The joint venture is operated through ASHA-TAISUN Pte. Ltd. (ASHA-TAISUN), a Singapore corporation, which is owned 50 percent by the Company and 50 percent by TAISUN Automotive Pte. Ltd. The purpose of this joint venture is for the licensing of the Company's GERODISC technology in China and Malaysia and for the development of an automotive industry for China and Southeast Asia.

     ASHA-TAISUN is a holding company, which through its 85 percent-owned subsidiary, Jiaxing Independence Auto Design and Development Co., Ltd. (Jiaxing
Auto), is developing automobile manufacturing facilities in Jiaxing, China.

     The Company has recorded its investment in ASHA-TAISUN at its invested capital contributions less its share of the operating losses in fiscal years 1995 and 1996 of $470,298 and $886,592, respectively.

                                ASHA CORPORATION

     The following is adjusted summarized financial information of ASHA-TAISUN as of, and for the year ended, September 30, 1996:

               Assets............................................   $1,201,607
               Liabilities.......................................         (625)
               Shareholders' Equity..............................    1,200,982
               Net Loss..........................................  $(1,773,184)

6.  Short-Term Borrowings

     The Company has entered into a line of credit agreement with a bank under which the Company may borrow up to $500,000. Borrowings under this facility bear interest at the prime rate (8.25 percent at September 30, 1996) plus 1.5 percent. The line is secured by essentially all assets of the Company. The line expired in November 1996. At September 30, 1996, $275,000 was outstanding on the line.

     In November 1996, the Company renewed its line of credit agreement with the same bank through June 1997. Under the revised terms, the Company may borrow up to $750,000 at the borrowing rate of prime plus 1.5 percent. The line is secured by essentially all assets of the Company. In connection with the renewal, the Company issued a warrant to the bank to purchase up to 18,750 shares of the Company's common stock at $4.00 per share. The fair value of the warrant (approximately $40,000) will be amortized as interest expense through June 1997. During the six month period ended March 31, 1997, $25,000 of interest expense was recorded in connection with the warrant. At March 31, 1997, $750,000 was outstanding on the line.

7.  Due to Related Party

     The amount due to a related party at September 30, 1995 consisted of an unsecured note payable of $45,000 to TAISUN Automotive Pte. Ltd., which is 85 percent owned by a major stockholder of the Company. The note was repaid in full in fiscal 1996.

8.  Equity Transactions

   Sale of Common Stock for Cash

     On November 2, 1995, the Company sold 181,818 shares of its common stock for $750,000 in cash to the majority shareholder of TAISUN Automotive Pte. Ltd.

   Stock Option Plans

     In August 1993, the Company's Board of Directors approved the 1993 Nonqualified Stock Option Plan in which any employee, officer, director or consultant that the Board, in its sole discretion, designates is eligible to participate. At September 30, 1996, no options were outstanding under this plan.

     In May 1994, the Company granted an option to a consultant to purchase up to 11,765 shares of its common stock at the exercise price of $1.28 per share. The option expires on September 30, 1997.

     In December 1994, the Company's Board of Directors approved the 1994 Stock Option Plan which provides for the granting of options to purchase up to 750,000 shares of common stock, consisting of both incentive and nonqualified stock options. Incentive stock options are issuable only to employees of the Company and may not be granted at an exercise price less than the fair market value of the common stock on the date the option is granted. Vesting provisions are determined by the Board at the time the options are granted, and the options expire three to five years from the date of grant.

                                ASHA CORPORATION

     A summary of option activities under the 1994 Stock Option Plan is as follows:

                                                    Number of
                                                     Shares      Option Price
                                                    ---------     -----------

         Balance, September 30, 1994.............        --      $     --
           Granted...............................     75,745              4.00
           Exercised.............................     (5,396)             4.00
           Cancelled.............................        --            --
                                                     -------     ---------------
         Balance, September 30, 1995.............     70,349              4.00
           Granted...............................    198,402     4.125 to 4.625
           Exercised.............................     (8,921)     4.00 to 4.125
           Cancelled.............................     (1,239)     4.00
                                                     -------    ----------------
         Balance, September 30, 1996.............    258,591    $4.00  to  4.625
                                                     =======    ================

   Stock Incentive Plans

     In December 1988, the Board of Directors approved a stock incentive plan. Under this plan, 58,824 shares of common stock have been reserved for issuance to participants, defined as any person or firm providing services to the Company. The stock will be granted at the discretion of the Board of Directors and a cash payment equal to twenty percent of the value of the stock granted will be paid to the participant. Granting of stock under this plan is intended to encourage a continued relationship and services by the participant and to reward creative or noteworthy efforts to the participant.

     The stock is 100 percent forfeitable if the services of the participant are terminated within two years of the grant of the stock and 50 percent forfeitable if services are terminated after two years but less than three years from the grant of the stock.

     A balance of 45,523 shares are available for issuance under this plan at September 30, 1996. No stock has been issued under this plan since fiscal 1990.

   Director Stock Compensation Plan

     In June 1994, the Company's Board of Directors approved a Director Stock Compensation Plan and have reserved 20,000 shares of the Company's common stock for issuance in exchange for services provided to the Company outside of their regular duties as directors. All members of the Board of Directors will be eligible to receive shares under the plan. A balance of 10,000 shares are available for issuance under this plan at September 30, 1996. No shares have been issued since fiscal 1994.

9.  Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109.

     Deferred income tax assets or liabilities are computed based on the temporary difference between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period.

     The components of the net deferred income tax asset at September 30, 1995 and 1996 are as follows:

                                                           1995            1996
                                                    -----------     -----------

Loss in investment in affiliate ................    $   203,639     $   587,534
Capitalized research and development costs .....         91,307         175,007
Net operating loss carryforwards ...............        611,353         919,389
Other, net .....................................         11,717          49,371
                                                    -----------     -----------
                                                        918,016       1,731,301
Less: Valuation reserve ........................       (918,016)     (1,731,301)
                                                    -----------     -----------
                                                    $      --       $     --
                                                    ===========     ===========

                                ASHA CORPORATION

     Realization of the net deferred income tax asset is dependent on generating sufficient taxable income during the periods in which temporary differences will reverse. Due to the Company's limited profitable operating history and the uncertainty of long-term profitability, management believes it is more likely than not that the net deferred income tax asset may not be realized. The amount of the net deferred income tax asset considered realizable, however, may be adjusted in the future if estimates of future taxable income during the reversal periods justify such adjustment.

     The components of the current provision for income taxes for the years ended September 30, 1995 and 1996 are as follows:

                                                             1995          1996
                                                             ----          ----
         Federal........................................    $35,914        $ --
         State..........................................      5,513         800
                                                            -------        ----
                                                            $41,427        $800
                                                            =======        ====

     There was no deferred provision for income taxes for the years ended September 30, 1995 and 1996.

     A reconciliation of the provision for income taxes to the amount computed at the federal statutory rate for the years ended September 30, 1995 and 1996 is as follows:

                                                          1995           1996
                                                          ----           ----
Federal income tax provision (benefit) at the
  statutory rate..................................     $ 534,738      $(615,917)
State taxes, net of federal benefit...............        95,938            800
Utilization of net operating loss carryforwards...      (625,163)          --
Tax benefits not recognized.......................          --          615,917
Other.............................................        35,914           --
                                                       ---------       --------
                                                       $  41,427      $     800
                                                       =========      =========

     The net operating loss carryforward as of September 30, 1996 for federal tax purposes is approximately $2,700,000 and expires beginning in 2006.

10.  Commitments

   Lease Commitments

     The Company leases its facility under an operating lease agreement with monthly payments of approximately $6,300 through January 1999. Rent expense under this agreement was $54,562 and $68,389 for the years ended September 30, 1995 and 1996, respectively.

     The Company also leases certain equipment under operating lease agreements that expire in April 2001.

     Minimum future obligations under these agreements are as follows:

     Years ending September 30,
      -----------------------
               1997...............................................    $119,165
               1998...............................................     112,826
               1999...............................................      60,860
               2000...............................................      41,863
               2001...............................................      16,600
                                                                      --------
                                                                      $351,314
                                                                      ========

                                ASHA CORPORATION

   Employment Agreement

     In April 1995, the Company entered into a five-year employment contract with its Chief Executive Officer providing for an annual salary of $152,500, subject to annual review by the Board of Directors. In addition, the contract authorizes health insurance, medical reimbursements, expense accounts, executive incentives and other fringe benefits.

11.  401(k) Plan

     Effective October 1, 1995, the Company implemented a 401(k) Plan pursuant to which all eligible employees may contribute up to 15 percent of their compensation. The Company matches contributions in the amount of 10 percent of all elective deferrals, and, at the Company's option, may contribute annually up to 15 percent of the total compensation of all eligible employees. During the year ended September 30, 1996, the Company made $8,047 in matching contributions under this plan.

12.  Unaudited Information

   Basis of Presentation

     The unaudited financial statements related to December 31, 1996 and the three month periods ended December 31, 1995 and 1996 have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. These unaudited financial statements should be read in conjunction with the audited financial statements and related notes thereto, appearing elsewhere herein. The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

   Short-Term Investments


     The Company accounts for its investments in debt and equity securities under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As defined by the new standard, the Company has classified its investments as "trading securities." The investments are recorded at cost, which approximated their market values at March 31, 1997.


   Investment in Affiliate

     Investment in affiliate is accounted for on the equity method (see Note 5). Foreign currency gains and losses resulting from transactions with the affiliated company are included in results of operations. During the six month period ended March 31, 1997, the Company invested an additional $478,110 into the joint venture and recorded a loss on their investment in the amount of $237,966, which represents 50 percent of the loss of the affiliated company. As the affiliated company is only a holding company, it does not record sales or gross profits.

   Income Taxes

     For the six month period ended March 31, 1997, the provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to the loss before income taxes as follows:


         Expected federal benefit.....................  $(178,138)      (34.0)%
         Benefit not recognized.......................    178,138        34.0
                                                        ---------        ----
                                                        $    --            -- %
                                                        =========        ====

                                ASHA CORPORATION

   Stock Options

     In December 1996, the Company granted options to purchase up to 152,999 shares of its common stock at the exercise price of $3.69 per share. In January 1997, the Company granted options to purchase up to 260,000 shares of its common stock at exercise prices ranging from $3.75 to $4.00 per share. The options expire three to five years from the date of grant. During the six month period ending March 31, 1997, options to purchase 4,370 shares of common stock were exercised.

   Bridge Loan Financings

     In January  1997,  the  Company  received  net  proceeds  of  approximately
$799,000 from the sale of units, each of which consisted of an 8 percent promissory note and common stock. This sale is in connection with the Company's signing of a Letter of Intent with an underwriter concerning a proposed public offering of the Company's common stock. In connection with the sale of the units, the Company issued 64,290 shares of its common stock (with a fair value of approximately $225,000) and incurred $900,000 of debt. The fair value of the stock will be amortized as interest expense during the second and third quarters of fiscal 1997, as this is the earliest estimated time of repayment of the promissory notes. During the six month period ended March 31, 1997, $84,375 of interest expense was recorded in connection with the sale of the units, and $148,625 was recorded as a reduction to the notes payable. The $148,625 will be amortized as interest expense in the third quarter.

   Stock-Based Compensation Plan


     The Company accounts for its 1994 Stock Option Plan under the provisions of APB Opinion No. 25, under which no compensation cost has been recognized for the employee and director stock option awards. The Company has elected to follow the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." Had compensation cost for the stock option awards been determined consistent with SFAS 123, the Company's net loss and loss per common share amounts would have been increased to the following pro forma amounts for the year ended September 30, 1996 and the six month period ended March 31, 1997:


                                                     September 30,    March 31,
                                                         1996           1997
                                                      -----------    -----------
         Net loss
           As Reported............................   $(1,812,322)     $(523,935)
           Pro Forma..............................    (2,205,390)   (1,243,943)
         Net loss per common share
           As reported ...........................        $ (.26)        $ (.07)
           Pro Forma..............................          (.31)          (.18)

   Licensing Agreement

     In May 1997, the production schedule relating to the Company's amended license agreement with NVG (see Note 3) was revised. Due to a marketing decision effected by the major OEM, the first model year of production was revised to begin in August 1998, rather than in August 1997. The decision was effected to introduce the Company's GERODISC product into the 1999 model year, which has significantly more units scheduled to be produced than for the 1998 model. As such, the $1,000,000 payment due under the agreement has been reclassified as a long-term receivable at its discounted value of $851,794 at March 31, 1997. During the six month period ended March 31, 1997, an expense in the amount of $39,608 has been recorded to reduce the receivable to its discounted value.

   Employment Agreements

     In March 1997, the Company entered into two-year employment agreements with its President and Vice President of Sales and Marketing. Each employee is entitled to a salary of $90,000 per year. The President's agreement also provides that he is to be granted options to purchase 25,000 shares annually.

                               [GRAPHIC OMITTED]

    Exploded view of an engineering drawing of the GERODISC traction system.

================================================================================

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Underwriter or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy, any security other than the shares of Common Stock offered hereby nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction to which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                   ----------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary........................................................     3
The Company...............................................................     3
Risk Factors..............................................................     5
Price Range of Common Stock...............................................    10
Dividends.................................................................    10
Use of Proceeds...........................................................    11
Dilution..................................................................    12
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations...............................................    13
Business..................................................................    16
Management................................................................    22
Concurrent Offering.......................................................    26
Principal Shareholders....................................................    27
Certain Transactions......................................................    27
Description of Securities.................................................    28
Underwriting..............................................................    29
Legal Matters.............................................................    31
Experts...................................................................    32
Additional Information....................................................    32
Index to Financial Statements.............................................   F-1

================================================================================

================================================================================

                                ASHA CORPORATION

                         ________ Shares of Common Stock


                                   ----------
                                   PROSPECTUS
                                   ----------

                            H. J. MEYERS & CO., INC.

                                 _______, 1997

================================================================================

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED MARCH 25, 1997

PROSPECTUS

                          83,040 Shares of Common Stock

                                ASHA CORPORATION

     This Prospectus relates to 83,040 shares of common stock (the "Common Stock") of ASHA Corporation (the "Company"), held by nine (9) holders (the "Selling Shareholders"). Of the 83,040 shares of Common Stock offered hereby (i) 64,290 shares of Common Stock are presently held by the Selling Shareholders and
(ii) 18,750 shares of Common Stock are issuable upon the exercise of a warrant ("Warrant") which entitles the holder to purchase up to 18,750 shares of Common Stock at $4.00 per share. The shares of Common Stock presently held by the Selling Shareholders were issued in a private placement by the Company in December 1996 (the "Private Placement"), and the Warrant was issued to one of the Selling Shareholders in November 1996 in connection with an increase in the Company's line of credit from a bank. See "Selling Shareholders" and "Plan of Distribution."

     The Common Stock offered by the Selling Shareholders pursuant to this Prospectus may be sold from time to time by the Selling Shareholders or by their transferees. The distribution of the Common Stock offered hereby by the Selling Shareholders may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders.

     The Selling Shareholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.

     The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution."

     On the date of this Prospectus, a registration statement under the Securities Act with respect to an underwritten public offering by the Company of ______ shares of Common Stock was declared effective by the Securities and Exchange Commission (the "Commission"). The Company will receive approximately $___________ in net proceeds from such offering (assuming no exercise of the Underwriter's over-allotment option) after payment of underwriting discounts and commissions and estimated expenses of such offering.

                                   ----------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE __.

                                   ----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                The date of this Prospectus is __________, 1997.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form SB-2, including amendments thereto, relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission.

     The Company is subject to the reporting requirements of Section 13(a) and to the proxy requirements of Section 14 of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning the Company may be inspected or copied at the public reference facilities at the Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices in New York, 7 World Trade Center, New York, New York 10048, and in Chicago, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents can be obtained at the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's web site (http.//www.sec.gov).

                              SELLING SHAREHOLDERS

     An aggregate of up to 83,040 shares of Selling Shareholders' Common Stock may be offered for resale by the investors listed below.

     The following table sets forth certain information with respect to each Selling Shareholder for whom the Company has registered Selling Shareholders' Common Stock for resale to the public. The Company will not receive any of the proceeds from the sale of such Common Stock. There are no material relationships between any of the Selling Shareholders and the Company or any of its predecessors or affiliates, nor have any such material relationships existed within the past three years except as footnoted below. Except as described below, no Selling Shareholder will beneficially own any Common Stock of the Company if the Selling Shareholders' Common Stock is sold.


                                                                         Number          Number of Shares
                                                  Number of Shares       Shares      to be Beneficially Owned
                                                 Beneficially Owned       Being    on Completion of the Offering
              Name of Selling                    ------------------                ----------------------------
                Shareholder                       Record     Other       Offered     Record    Other  % of Class
              ---------------                     -------    -----       -------     -------   -----   ---------

Michael Canter.................................    5,358      --          5,358        --         --      --
Villandry Investments Ltd......................   10,715      --         10,715        --         --      --
Dhananjay Wadeker..............................    2,679      --          2,679        --         --      --
Banque Paribas.................................   14,286      --         14,286        --         --      --
Robert Kassenbrock.............................    5,358      --          5,358        --         --      --
Swan Alley Limited.............................    8,036      --          8,036        --         --      --
Wiseman Family Trust...........................    3,572      --          3,572        --         --      --
Thomas Lutri...................................   14,286      --         14,286        --         --      --
Montecito Bank & Trust.........................      --    18,750(1)     18,750        --         --      --

----------
(1) Represents shares issuable upon the exercise of a warrant held by Montecito Bank & Trust. See "DESCRIPTION OF SECURITIES."


     With the exception of Montecito Bank & Trust, each of the Selling Shareholders has agreed not to sell the shares being offered hereby until twelve months after the date of this Prospectus. Montecito Bank & Trust has agreed not to sell the shares being offered until six months after the date of this Prospectus without the Representative's prior written consent.

                              PLAN OF DISTRIBUTION

     The sale of the Common Stock by the Selling Shareholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Shareholders) in the over-the-counter market or in negotiated transactions or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     The Selling Shareholders may effect such transactions by selling their Common Stock directly to purchasers, through broker-dealers acting as agents for the Selling Shareholders or to broker-dealers who may purchase Common Stock as principals and thereafter sell the Common Stock from time to time in the over-the-counter market in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers for whom such broker dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).


     With the exception of Montecito Bank & Trust, each Selling Shareholder has agreed not to sell, transfer, or otherwise dispose publicly the Selling Shareholders' Common Stock for a period of twelve months after the date of this Prospectus. Montecito Bank & Trust has agreed not to sell the shares being offered until six months after the date of this Prospectus without the Representative's prior written consent.


     Under applicable rules and regulations under the Securities Exchange Act of 1934 ("Exchange Act"), any person engaged in the distribution of the Selling Shareholders' Common Stock may not simultaneously engage in market making activities with respect to any securities of the Company for a period of at least two (and possibly nine) business days prior to the commencement of such distribution. Accordingly, in the event that H.J. Meyers & Co., Inc., the Representative of the Underwriters of the Company's public offering, is engaged in a distribution of the Selling Shareholders' Common Stock it will not be able to make a market in the Company's Common Stock during the applicable restrictive period. However, the Representative has not agreed to nor is it obliged to act as broker-dealer in the sale of the Selling Shareholders' Common Stock. The Selling Shareholders may be required, and in the event the Underwriter is a market maker, will likely be required to sell such Common Stock through another broker-dealer. In addition, each Selling Shareholder desiring to sell Common Stock will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules l0b-6 and l0b-7, which provisions may limit the timing of the purchases and sales of the Company's Common Stock by such Selling Shareholders.

     The Selling Shareholders and broker-dealers, if any, acting in connection with such sale might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

                           CONCURRENT PUBLIC OFFERING

     On the date of this Prospectus, a Registration Statement was declared effective under the Securities Act with respect to an underwritten offering by the Company of _________ shares of Common Stock by the Company and up to _______ additional shares of common stock to cover over-allotments, if any.

================================================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                                   ----------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary.......................................................    __
The Company..............................................................    __
Price Range of Common Stock..............................................    __
Dividends................................................................    __
Risk Factors ............................................................    __
Use of Proceeds..........................................................    __
Management's Discussion and
  Analysis of Results of Operations
   and Financial Condition...............................................    __
Business.................................................................    __
Management ..............................................................    __
Principal Shareholders ..................................................    __
Certain Transactions.....................................................    __
Selling Shareholders.....................................................    __
Concurrent Public Offering...............................................    __
Description of Securities................................................    __
Plan of Distribution.....................................................    __
Legal Matters............................................................    __
Experts..................................................................    __
Index to Financial Statements ...........................................    __

================================================================================

================================================================================

                                ASHA CORPORATION

                          83,040 Shares of Common Stock

                                   ----------
                                   PROSPECTUS
                                   ----------

                                 _______, 1997

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, Director or Officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

          The Delaware General Corporation Law (the "Code") permits the Company to indemnify an officer and director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interests of the Company. The Code authorizes the Company to advance expenses incurred in defending any such proceeding under certain circumstances, and if the officer or director is successful on the merits, it authorizes the Company to indemnify the officer or director against all expenses, including attorney's fees, incurred in connection with any such proceeding. The Company's Certificate of Incorporation, as amended, provides that the Company shall indemnify its officers and directors to the full extent authorized by the Code.

          The Code permits the Company to limit the personal liability of its directors for monetary damages for breaches of fiduciary duty as a director, except for breaches that involve the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts involving unlawful dividends or stock redemptions or transactions from which the director derived an improper personal benefit. Article VII of the Company's Certificate of Incorporation, as amended, includes such a provision which limits the personal monetary liability of its directors.

          The Code does not limit a Director's or Officer's liability for violations of the Federal securities laws.

Item 25.  Other Expenses of Issuance and Distribution.

          The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:


            SEC Filing Fee.........................................     $  2,432
            Nasdaq Listing Fees....................................       10,000
            NASD Filing Fee........................................        1,300
            Underwriter's Non-Accountable Expense Allowance........      150,000
            Printing Expenses......................................       75,000
            Accounting Fees and Expenses...........................        5,000
            Legal Fees and Expenses................................       60,000
            Blue Sky Fees and Expenses.............................       55,000
            Registrar and Transfer Agent Fees......................        1,000
            Miscellaneous..........................................       10,268
                                                                        --------
                    Total..........................................     $370,000
                                                                        ========


Item 26.  Recent Sales of Unregistered Securities.

     During its past three fiscal years, the Company issued securities which were not registered under the Securities Act of 1933, as amended (the "Act"), as follows. The numbers of shares of Common Stock stated give retroactive effect to a 1 for 85 reverse stock split which was effected on February 1, 1994.

     In February 1994 and October 1995, the Company sold 235,295 and 181,818 shares of Common Stock, respectively, in offshore transactions, as defined in Rule 902(i) of Regulation S, to Brian Chang, a foreign investor, for $1,000,000 and $750,000, respectively, in cash. In connection with the first sale, the Company paid a finder 6,000 shares of its Common Stock for his services. In connection with such sales, the Company complied with the requirements of Rule 903 of Regulation S in that all sales were made in offshore transactions, no directed selling efforts were made in the United States, the Company is a reporting issuer, offering restrictions were implemented, offers and sales were not made to any U.S. persons or for the account or benefit of any U.S. persons, and 40-day restricted periods were implemented.

     During the period from October 1, 1993, through September 30, 1994, the Company issued a total of 22,621 shares of its Common Stock to the following persons who were either Directors or consultants to the Company is exchange for services to the Company:

                                      Relationship to   Number of     Value of
             Name                        Company         Shares       Services
             -----                    ---------------   ---------     --------
Sheila Ronis ......................    Director             726         $  400
Robert Sinclair ...................    Director         10,000         $43,200
Larry Phillips ....................    Consultant         1,376       $  9,000
Robert L. French ..................    Consultant         2,357        $15,803
Corporation Relations Group .......    Consultant         3,362       $  8,571
Mark Depew ........................    Consultant         4,800        $30,000

     In connection with these issuances, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended. The shares were offered for investment only to sophisticated investors and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Registrant.

     During the period from October 1, 1994 through September 30, 1995, the Company issued a total of 13,556 shares of its Common Stock to the following persons who were consultants to the Company in exchange for services to the
Company:

                                                  Number of         Value of
                      Name                         Shares           Services
                      -----                       ---------          -------
Larry Phillips ..............................       2,012            $12,837
Rebecca, Inc. ...............................       6,000            $30,000
Corporate Relations Group ...................       1,961            $ 9,230
Mark Depew ..................................       3,583            $12,199

     In connection with these issuances, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended. The shares were offered for investment only to sophisticated investors and not for the purpose of resale or distribution, and the transfer thereof was appropriately restricted by the Registrant.

     In December 1996 and January 1997, the Company sold 24 Units, each Unit consisting of a $37,500 principal amount 8% Secured Promissory Note and 2,678.57 shares of Common Stock, to eight accredited investors for net proceeds of $798,750. In connection with such sales the Company paid H.J. Meyers & Co., Inc. a commission of $62,500 and a non-accountable expense allowance of $18,750 for its services as placement agent.

     With respect to these sales, the Company relied on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. Each investor was given a copy of a Private Placement Memorandum containing complete information concerning the Company, a Form D was filed with the SEC and the Company complied with the other applicable requirements of Rule
506. Each investor signed a subscription agreement in which he represented that he was purchasing the shares for investment only and not for the purpose of resale or distribution. The appropriate restrictive legends were placed on the certificates and stop transfer instructions were issued to the transfer agent.

Item 27.  Exhibits.

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

 Exhibit
 Number    Description                           Location
 -------   ----------                            --------
   1.1     Form of Underwriting Agreement        Previously filed

   1.2     Form of Representative's Warrant      Previously filed

   3.1     Articles of Incorporation             Incorporated by reference to
                                                 the Company's Registration
                                                 Statement on Form S-18 (SEC
                                                 File No. 33-3135D)

   3.2     Bylaws                                Incorporated by reference to
                                                 the Company's Registration
                                                 Statement on Form S-18 (SEC
                                                 File No. 33-3135D)

   5       Opinion of Krys Boyle Freedman        Previously filed
           Scott & Sawyer, P.C. regarding the
           legality of the securities being
           registered

  10.1     License Agreement  with               Incorporated by reference to
           New Venture Gear, Inc.*               Exhibit 10.2 to the Company's
                                                 Annual Report on Form 10-K for
                                                 the fiscal year ended September
                                                 30, 1993

  10.2     License Agreement with Dana           Incorporated by reference to
           Corporation                           Exhibit 10.3 to the Company's
                                                 Annual Report on Form 10-K for
                                                 the fiscal year ended September
                                                 30, 1993 and year ended
                                                 September 30, 1994

  10.3     1994 Stock Option Plan                Incorporated by reference to
                                                 Exhibit 10.4 to the Company's
                                                 Annual Report on Form 10-K for
                                                 the fiscal year ended September
                                                 30, 1994

  10.4     License Agreement with                Incorporated by reference to
           ASHA/TAISUN Pte. Ltd.                 Exhibit 10.4 to the Company's
                                                 Annual Report on Form 10-K for
                                                 the fiscal year ended September
                                                 30, 1995

  10.5     Amended and Restated Employment       Incorporated by reference to
           Agreement with Alain Clenet           Exhibit 10.5 to the Company's
                                                 Annual Report on Form 10-K for
                                                 the fiscal year ended September
                                                 30, 1995

  10.6     Lease Agreement, as amended           Incorporated by reference to
                                                 Exhibit 10.6 to the Company's
                                                 Annual Report on Form 10-K for
                                                 the fiscal year ended September
                                                 30, 1995

  10.7     Option Agreement with American        Incorporated by reference to
           Axle and Manufacturing, Inc.          Exhibit 10.7 to the Company's
                                                 Annual Report on Form 10-K for
                                                 the fiscal year ended September
                                                 30, 1995

  10.8     Employment Agreement  with            Previously filed
           John McCormack

  10.9     Employment Agreement with             Previously filed
           Ken Black


  10.10    GERODISC Technology Transfer          Previously filed
           and License Agreement with
           Steyr-Daimler-Puch-
           Fahrgeugtechnik, AG&KOKG
           dated March 31, 1997*

  10.11    GERODISC Technology Transfer          Filed herewith electronically
           and License Agreement with
           Steyr-Daimler-Puch-
           Fahrgeugtechnik, AG&KOKG
           dated March 31, 1997*

  23.1     Consent of Arthur Andersen            Previously filed

  23.2     Consent of McDirmid,                  Previously filed
           Mikkelsen & Secrest, P.S.


  23.3     Consent of Krys Boyle Freedman        Previously filed
           Scott & Sawyer, P.C.

  23.4     Consent of Arthur Anderson            Previously filed

  23.5     Consent of McDirmid,                  Previously filed
           Mikkelsen & Secrest, P.S.

  23.6     Consent of Y.P. Tan & Co.             Previously filed

  23.7     Consent of Jiaxin Dexin,              Previously filed
           Certified Public Accountants

  23.8     Consent of Arthur Andersen            Filed herewith electronically


----------
* Portions of this document have been excluded pursuant to a confidential treatment request.

Item 28.  Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (6) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on the 20th day of June 1997.


                                            ASHA CORPORATION

                                            By:  /s/ ALAIN J-M CLENET
                                               -----------------------------
                                                   ALAIN J-M CLENET,
                                                Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                      Title                           Date
        ---------                      ----                            ----

   /s/ ALAIN J-M CLENET
----------------------------   Chairman of the Board,              June 20, 1997
     Alain J-M Clenet          Chief Executive Officer
                               and Director

    /s/ SHELIA R. RONIS
----------------------------   Director                            June 20, 1997
      Sheila R. Ronis

  /s/ ROBERT J. SINCLAIR
----------------------------   Director                            June 20, 1997
    Robert J. Sinclair

    /s/ LAWRENCE COHEN
----------------------------   Director                            June 20, 1997
      Lawrence Cohen

  /s/ STEVEN E. SANDERSON
----------------------------   Chief Financial Officer             June 20, 1997
    Steven E. Sanderson        (Principal Financial and
                               Acounting Officer)